                                                                     EXHIBIT 2.3


                         AGREEMENT AND PLAN OF MERGER


                                     among


                       UNION OIL COMPANY OF CALIFORNIA,

                        TITAN RESOURCES HOLDINGS, INC.,


                                   TRH, INC.

                                      and

                            TITAN EXPLORATION, INC.

                               December 13, 1999

                               TABLE OF CONTENTS

                                                                       Page
ARTICLE I - THE MERGER...............................................     2
       1.1   The Merger..............................................     2
       1.2   Closing Date............................................     2
       1.3   Consummation of the Merger..............................     2
       1.4   Effects of the Merger...................................     2
       1.5   Certificate of Incorporation; Bylaws....................     2
       1.6   Directors and Officers..................................     3
       1.7   Conversion of Securities................................     3
       1.8   Rights as a Stockholder.................................     3
       1.9   Surrender and Payment...................................     4
       1.10  Taking of Necessary Action; Further Action..............     5
       1.11  Adjustment..............................................     5
       1.12  Titan Stock Options.....................................     6
       1.13  Fractional Shares.......................................     7
       1.14  Withholding Rights                                           7

ARTICLE II - TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES........     7
       2.1   Transfer of Assets and Assumption of Liabilities........     7
       2.2   Assets..................................................     8
       2.3   Excluded Assets.........................................     9
       2.4   Cash Amount.............................................    10
       2.5   Transfer of Certain Contracts...........................    11

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF UNION OIL, THE
       COMPANY AND SUB...............................................    12
       3.1   Organization and Qualification..........................    12
       3.2   No Subsidiaries.........................................    13
       3.3   Capitalization..........................................    13
       3.4   Authorization and Validity of Agreement.................    14
       3.5   Approvals; No Conflict..................................    14
       3.6   Financial Statements....................................    15
       3.7   Absence of Undisclosed Liabilities......................    15
       3.8   Absence of Certain Changes..............................    15
       3.9   Tax Matters.............................................    16
       3.10  Compliance With Laws....................................    16
       3.11  Litigation..............................................    17
       3.12  Employees; Employee Benefit Plans.......................    17
       3.13  Environmental Matters...................................    17
       3.14  Title to Assets.........................................    18
       3.15  No Well Abandonments, No P&A Liabilities................    18
       3.16  Production Marketing....................................    18
       3.17  Gas Balancing, Take or Pay, Allowables..................    18

       3.18  Leases and Contracts in Force, Operatorship.............  19
       3.19  Permits.................................................  19
       3.20  Current Commitments.....................................  19
       3.21  Tax Partnerships........................................  19
       3.22  No Demands..............................................  20
       3.23  No Other Activities.....................................  20
       3.24  Liability for Brokers' Fees.............................  20
       3.25  Registration Statement and Proxy Statement/Prospectus
             Information.............................................  20

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF TITAN.................  20
       4.1   Organization and Compliance with Law....................  20
       4.2   Capitalization..........................................  21
       4.3   Authorization and Validity of Agreement.................  22
       4.4   Approvals; No Conflict..................................  22
       4.5   Commission Filings; Financial Statements................  23
       4.6   Absence of Undisclosed Liabilities......................  24
       4.7   Absence of Certain Changes..............................  24
       4.8   Tax Matters.............................................  24
       4.9   Compliance With Laws....................................  25
       4.10  Litigation..............................................  26
       4.11  Voting Requirements.....................................  26
       4.12  Employees; Employee Benefit Plans.......................  26
       4.13  Environmental Matters...................................  27
       4.14  Title to Assets.........................................  27
       4.15  No Well Abandonments, No P&A Liabilities................  27
       4.16  Production Marketing....................................  27
       4.17  Gas Balancing, Take or Pay, Allowables..................  28
       4.18  Leases and Contracts in Force, Operatorship.............  28
       4.19  Permits.................................................  28
       4.20  Current Commitments.....................................  28
       4.21  Tax Partnerships........................................  29
       4.22  Liability for Brokers' Fees.............................  29
       4.23  Anti-Takeover Provisions................................  29
       4.24  Dissenters' Rights......................................  29
       4.25  Certain Discussions.....................................  29
       4.26  Registration Statement and Proxy Statement/Prospectus
              Information............................................  29

ARTICLE V - CONDUCT PENDING CLOSING..................................  30
       5.1   Conduct and Preservation of Business....................  30
       5.2   Conduct and Preservation of Business of Titan...........  31

ARTICLE VI - ADDITIONAL AGREEMENTS...................................  34
       6.1   Access to Information...................................  34
       6.2   Titan Acquisition Proposals.............................  35
       6.3   Company Acquisition Proposals...........................  37

      6.4   Special Meeting; Proxy Statement/Prospectus;
            Registration Statement..................................  37
      6.5   Reservation of Company Common Stock.....................  38
      6.6   Notification of Certain Matters.........................  38
      6.7   HSR Act; Consents.......................................  39
      6.8   Disclosure Letters......................................  39
      6.9   Reasonable Efforts......................................  39
      6.10  Public Announcements....................................  40
      6.11  Fees and Expenses.......................................  40
      6.12  Employees and Employee Benefit Plans....................  40
      6.13  Indemnification of Claims of Brokers....................  43
      6.14  Amendment of Disclosure Letters.........................  43
      6.15  Transfer Taxes..........................................  43
      6.16  Amendment of Rights Plan................................  44
      6.17  Management Employee Agreements..........................  44
      6.18  Tax Treatment...........................................  44
      6.19  Company Board...........................................  44
      6.20  Stock Exchange Listing..................................  44
      6.21  Indemnification and Insurance...........................  44
      6.22  Affiliate Agreements....................................  46
      6.23  Ancillary Agreements....................................  46
      6.24  Dividend Restriction....................................  46
      6.25  Incentive Plan..........................................  46
      6.26  Registration Rights Agreement...........................  47

ARTICLE VII - CONDITIONS TO OBLIGATIONS OF UNION OIL................  47
      7.1   Representations and Warranties..........................  47
      7.2   Covenants and Agreements................................  47
      7.3   Certificate.............................................  47
      7.4   HSR Act.................................................  47
      7.5   Legal Proceedings.......................................  47
      7.6   Consents................................................  48
      7.7   Stockholder Approval....................................  48
      7.8   Registration Statement..................................  48
      7.9   Listing of Company Common Stock.........................  48
      7.10  Accounting Matters......................................  48
      7.11  Opinion of Tax Counsel..................................  48

ARTICLE VIII - CONDITIONS TO OBLIGATIONS OF TITAN...................  49
      8.1   Representations and Warranties..........................  49
      8.2   Covenants and Agreements................................  49
      8.3   Certificate.............................................  49
      8.4   HSR Act.................................................  49
      8.5   Legal Proceedings.......................................  49
      8.6   Consents................................................  49
      8.7   Stockholder Approval....................................  49

      8.8   Registration Statement..................................  49
      8.9   Listing of Company Common Stock.........................  50
      8.10  Accounting Matters......................................  50
      8.11  Opinion of Tax Counsel..................................  50

ARTICLE IX - TAX MATTERS............................................  50
      9.1   Tax History of the Company..............................  50
      9.2   Proration of Taxes......................................  50
      9.3   Tax Benefit Payments....................................  51

ARTICLE X - TERMINATION, AMENDMENT AND WAIVER.......................  52
      10.1  Termination.............................................  52
      10.2  Effect of Termination...................................  53
      10.3  Amendment...............................................  53
      10.4  Waiver..................................................  54

ARTICLE XI - SURVIVAL MATTERS; CROSS INDEMNIFICATION................  54
      11.1  Survival of Representations and Warranties..............  54
      11.2  Survival of Covenants and Agreements....................  54
      11.3  Indemnification.........................................  54
      11.4  Indemnification Procedure...............................  55
      11.5  Insurance...............................................  56
      11.6  Definitions.............................................  57

ARTICLE XII - MISCELLANEOUS.........................................  57
      12.1  Notices.................................................  57
      12.2  Entire Agreement........................................  59
      12.3  Binding Effect; Assignment; No Third Party Benefit......  59
      12.4  Severability............................................  59
      12.5  Governing Law...........................................  59
      12.6  Descriptive Headings....................................  59
      12.7  Gender..................................................  59
      12.8  References..............................................  59
      12.9  Counterparts............................................  60
      12.10 Specific Performance....................................  60

ARTICLE XIII - DEFINITIONS..........................................  60
      13.1  Certain Defined Terms...................................  60
      13.2  Certain Additional Defined Terms........................  63

                               INDEX TO EXHIBITS

Exhibit A           Assets
Exhibit 6.17(a)     Executive Letter Agreement
Exhibit 6.17(b)     Executive Severance Arrangements
Exhibit 6.22        Affiliate Agreement
Exhibit 6.25        1999 Incentive Plan


                              INDEX TO SCHEDULES

Schedule 1.6        Directors and Officers of Surviving Corporation
Schedule 6.19       Directors and Officers of the Company
Schedule 6.25       Stock Option Grants

                         AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger, dated as of the 13th day of December, 1999 (the "Agreement"), is among Union Oil Company of California, a California corporation ("Union Oil") Titan Resources Holdings, Inc., a newly-formed Delaware corporation and a wholly-owned subsidiary of Union Oil (the "Company"), TRH, Inc., a newly-formed Delaware corporation and a wholly-owned subsidiary of the Company ("Sub"), and Titan Exploration, Inc., a Delaware corporation ("Titan").

     WHEREAS, as of the Closing Date (as defined below), the Company will conduct as an ongoing concern substantially all of the business and operations of Union Oil and its subsidiaries relating to the exploration for and development and production of oil and gas onshore in the Permian Basin and the San Juan Basin including the business and operations relating to the gas plants identified in Section 2.2 (the "Business");

     WHEREAS, the respective Boards of Directors of Union Oil, the Company, Sub and Titan have determined that the acquisition by the Company of Titan is desirable and in the best interests of the stockholders of the respective companies;

     WHEREAS, the respective Boards of Directors of Union Oil, the Company, Sub and Titan have approved this Agreement, and such Boards of Directors and Union Oil, as the sole stockholder of the Company, and the Company, as the sole stockholder of Sub, have approved the merger of Sub with and into Titan (the "Merger"), whereby each issued and outstanding share of common stock, par value $.01 per share, of Titan (the "Titan Common Stock"), not owned directly or indirectly by Titan will be converted into the right to receive shares of common stock, par value $.01 per share, of the Company ("Company Common Stock"), upon the terms and subject to the conditions set forth herein;

     WHEREAS, as a material inducement for each party to enter into this Agreement and consummate the transactions contemplated hereby, each of the parties is, or will be at or prior to Closing, entering into each of the Ancillary Agreements (as defined below) that it is a party to;

     WHEREAS, for federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and as part of a transaction under Section 351 of the Code;

     WHEREAS, the parties intend that this Agreement, as it relates to the Merger, shall constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-3;

     WHEREAS, the parties intend that Union Oil's transfer of the Assets (as defined below) to the Company shall qualify as a transaction described in
Section 351(a) of the Code; and

     WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Union Oil, the Company, Sub and Titan hereby agree as follows:


                                   ARTICLE I

                                  THE MERGER

     1.1  The Merger.  Subject to and in accordance with the terms and
          ----------
conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.3) Sub shall be merged with and into Titan. As a result of the Merger, the separate corporate existence of Sub shall cease and Titan shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation").

     1.2  Closing Date.  The closing of the transactions contemplated by this
          ------------
Agreement (the "Closing") shall take place at the offices of Thompson & Knight L.L.P., 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201, at 10:00 a.m., local time, on the day which is five (5) consecutive Business Days after the day on which the last of the conditions to the obligations of the parties set forth in Articles VII and VIII is fulfilled or waived (subject to Applicable Law) or is capable of being fulfilled at the Closing or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing occurs is herein referred to as the "Closing Date".

     1.3  Consummation of the Merger.  As soon as practicable on the Closing
          --------------------------
Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The "Effective Time" of the Merger as that term is used in this Agreement shall mean such time as the certificate of merger is duly filed with the Secretary of State of Delaware or at such later time (not to exceed 90 days from the date the certificate is filed) as is specified in the certificate of merger pursuant to the mutual agreement of Union Oil, the Company, Sub and Titan.

     1.4  Effects of the Merger.  The Merger shall have the effects set forth in
          ---------------------
the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Titan and Sub shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and all debts, liabilities and duties of Titan and Sub shall attach to the Surviving Corporation, all in accordance with the DGCL.

     1.5  Certificate of Incorporation; Bylaws.
          ------------------------------------

          (a) The Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation and thereafter shall continue to be its Certificate of Incorporation until amended as provided therein and under the DGCL.

          (b) The bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and under the DGCL.

     1.6  Directors and Officers.  The directors of the Surviving Corporation at
          ----------------------
and after the Effective Time shall consist of the persons set forth on Schedule 1.6, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Company and the Surviving Corporation, and the officers of the Surviving Corporation at and after the Effective Time shall consist of the persons set forth on Schedule 1.6, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     1.7  Conversion of Securities.  Subject to the terms and conditions of this
          ------------------------
Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Union Oil, the Company, Sub, Titan or their stockholders:

          (a) Each share of Titan Common Stock, together with the attached preferred stock purchase rights, issued and outstanding immediately prior to the Effective Time, other than any shares of Titan Common Stock to be canceled pursuant to Section 1.7(b), shall be converted into the right to receive .4302314 (the "Exchange Ratio") of a share of Company Common Stock.

          (b) Each share of Titan Common Stock held in the treasury of Titan and each share of Titan Common Stock owned by any direct or indirect wholly-owned subsidiary of Titan immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c) Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, $.01 par value per share, of the Surviving Corporation.

     The consideration to which the holders of shares of Titan Common Stock are entitled as provided in Section 1.7(a), together with cash, if any, in lieu of Fractional Shares (as defined below), is referred to herein as the "Merger Consideration".

     The Company shall, following the Closing, except as provided in Section 1.9(d) and Section 1.13(b), pay all stamp duties and stamp duty reserve tax, if any, imposed in connection with the issuance or creation of the shares of Company Common Stock in connection with the Merger.

     1.8  Rights as a Stockholder.  From and after the Effective Time, all
          -----------------------
shares of Titan Common Stock converted in accordance with Section 1.7(a) into the right to receive shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Titan Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends payable pursuant to
Section 1.9(a). From and after the

Effective Time, all certificates representing the common stock of Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with Section 1.7(c).

     1.9  Surrender and Payment.
          ---------------------

          (a) Prior to the Effective Time, the Company shall designate a bank or trust company reasonably acceptable to the Company (the "Exchange Agent") for the purpose of effecting the exchange of certificates representing shares of Titan Common Stock (the "Certificates") for the Merger Consideration. As soon as practicable after the Effective Time, the Company will make available to the Exchange Agent, for the benefit of the holders of shares of Titan Common Stock, for exchange in accordance with this Article I, certificates representing the number of whole shares of Company Common Stock issuable pursuant to Section 1.7 in exchange for outstanding shares of Titan Common Stock. Promptly after the Effective Time, the Company will send, or will cause the Exchange Agent to send, to each holder of record at the Effective Time of shares of Titan Common Stock a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Titan may reasonably agree, for use in effecting delivery of shares of Titan Common Stock to the Exchange Agent acting on behalf of the Company.

          (b) Each holder of shares of Titan Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive the Merger Consideration in respect of the shares of Titan Common Stock represented by such Certificate. Until so surrendered and exchanged, each such Certificate that prior to the Effective Time represented Titan Common Stock shall represent solely the right to receive such Merger Consideration.

          (c) All shares of Company Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.13) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Titan Common Stock. At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Titan Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I.

          (d) If any portion of the Merger Consolidation is to be paid to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Company Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (e) None of Union Oil, the Company, Sub, Titan, the Surviving Corporation or their transfer agents shall be liable to a holder of the shares of Titan Common Stock for any amount paid in good faith to a public official pursuant to applicable property, escheat or similar laws.

          (f) Any holder whose Certificates have been lost or destroyed may nevertheless obtain the Merger Consideration and other amounts to which such holder is entitled pursuant to this Article I, provided such holder delivers to the Exchange Agent a statement certifying such loss or destruction and providing for indemnity reasonably satisfactory to the Company and the Surviving Corporation against any loss or expense either of them may incur with respect to such Certificate.

          (g) No dividends or other distributions with respect to shares of Company Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Agreement. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Company Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Company Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Company Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender.

     1.10 Taking of Necessary Action; Further Action.  The parties hereto shall
          ------------------------------------------
take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Titan or Sub, such parties shall direct their respective officers and directors to take all such lawful and necessary action.

     1.11 Adjustment.  In the event of any stock split, combination,
          ----------
reclassification, recapitalization, exchange, stock dividend or other distribution payable in Company Common Stock with respect to shares of Company Common Stock (or if a record date with respect to any of the foregoing actions should occur) during the period between the date of this Agreement and the Effective Time, then the number of shares of Company Common Stock into which each share of Titan Common Stock is to be converted pursuant to this Agreement shall be adjusted to reflect any such action.

     1.12 Titan Stock Options.  Subject to the consummation of the Merger and
          -------------------
effective at the Effective Time, the Company and Titan will take such action as is necessary to assume, effective at the Effective Time, each option to purchase shares of Titan Common Stock (each, a "Titan Employee Option") that remains as of such time unexercised in whole or in part and to substitute shares of Company Common Stock as purchasable under each such assumed option ("Assumed Option"), with such assumption and substitution to be effected as follows:

          (a) The Assumed Option shall not give the optionee additional benefits which he did not have under the Titan Employee Option before such assumption and shall be assumed on the same terms and conditions as the Titan Employee Options being assumed, subject to Section 1.12(b) and (c) (it being recognized that each existing Titan Employee Option shall vest on the Closing Date insofar as such Titan Employee Option vests as a result of the Merger);

          (b) The number of shares of Company Common Stock purchasable under the Assumed Option shall be equal to the nearest whole number of shares of Company Common Stock that the holder of the Titan Employee Option being assumed would have received (without regard to any vesting schedule) upon consummation of the Merger had such Titan Employee Option been exercised in full immediately prior to consummation of the Merger; and

          (c) The per share exercise price of such Assumed Option shall be an amount equal to the per share exercise price of the Titan Employee Option being assumed divided by the Exchange Ratio.

     The Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery upon exercise of the Assumed Options, and, as soon as practicable after the Effective Time, the Company shall file a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Company Common Stock subject to the Assumed Options, and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of any prospectus contained therein) for so long as any of the Assumed Options remain outstanding. The Company agrees that the Company's Board of Directors or the Compensation Committee of the Company's Board of Directors shall at or prior to the Effective Time adopt resolutions specifically approving, for purposes of Rule 16b-3 under the Exchange Act, the receipt of (i) Company Common Stock pursuant to Section 1.7 and (ii) Company stock options pursuant to this Section
1.12 by persons who will become officers or directors of the Company subject to
Section 16 of the Exchange Act. The parties acknowledge that on or before the date of this Agreement, the Company's board of directors has adopted resolutions specifically approving, for purposes of Rule 16b-3 under the Exchange Act, the receipt by Jack D. Hightower ("CEO") of the put rights contained in the agreement referenced in Section 6.23(f) and the purchase by the Company of Company Common Stock pursuant thereto.

     1.13 Fractional Shares.
          -----------------

     (a) No certificates or scrip representing fractional shares of Company Common Stock ("Fractional Shares") shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of the Company shall relate to such Fractional Shares and such Fractional Shares will not entitle the owner thereof to vote or to any rights of a stockholder of the Company. All holders of Titan Common Stock who would otherwise be entitled to receive Fractional Shares shall be entitled to receive, in lieu thereof, an amount in cash equal to the product obtained by multiplying (A) the number of Fractional Shares to which such holder (after taking into account all shares of Titan Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Company Common Stock as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source, on the first full trading day in the United States public securities markets immediately following the Closing Date.

     (b) The parties acknowledge that payment of the cash consideration in lieu of issuing Fractional Shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of Fractional Shares.

     1.14 Withholding Rights.  Each of the Surviving Corporation and the Company
          ------------------
shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Company, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Titan Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Company, as the case may be.


                                  ARTICLE II

               TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

     2.1  Transfer of Assets and Assumption of Liabilities.  Simultaneously with
          ------------------------------------------------
the Closing, Union Oil shall, or shall cause its subsidiaries to, contribute and convey, the Assets (as defined below) to the Company or, at the Company's direction, to a subsidiary of the Company which is reasonably satisfactory to both parties (as used herein, the term the "Company" shall be deemed to mean the Company and/or such subsidiary, as appropriate) in exchange for (i) the issuance by the Company to Union Oil of 32,708,067 shares of Company Common Stock, and
(ii) the assumption by the Company of all Liabilities related to the assets or operations comprising the Business or the Assets or otherwise reflected or reserved in the Financial Statements, in each case regardless of whether such Liabilities exist or arise before, at or after January 1, 2000 (whether contingent or otherwise), except for (A) any Liabilities required by generally accepted accounting principles ("GAAP") to be disclosed in the Financial Statements that are not disclosed in the Financial Statements, (B) any Liability for trade payables arising out of the ownership and operation of the

Assets prior to January 1, 2000, (C) any Liability relating to payment of or failure to pay any royalty, overriding royalty, compensatory royalty, working interests or net profits interests prior to the Closing Date, other than Liabilities relating to legal suspense amounts for royalties included among the Assets, (D) any Liability for which the Company is indemnified pursuant to
Section 6.12 or Section 6.13, (E) Liabilities for Taxes of the Company or the Business relating to periods prior to January 1, 2000, (F) any liabilities in respect of the claims or Proceedings described in Section 3.9 or 3.11 of the Union Oil Disclosure Letter or (G) any Liabilities of Union Oil or any of its affiliates relating to the Excluded Assets (the matters in clauses (A) through (G) are collectively referred to herein as the "Excluded Liabilities"). Union Oil shall provide proposed forms of conveyance, assignment and assumption documents to Titan not less than 10 days prior to the Closing Date, and such documents as finally executed shall be reasonably acceptable to Titan.

     2.2  Assets.  As used in this Agreement, "Assets" shall mean the Cash
          ------
Amount (as determined in Section 2.4) and the aggregate of all right, title and interest owned by Union Oil and/or any of its affiliates, or any of them, insofar as they relate to the Business, including without limitation the following:

          (a) the interests specified on Exhibit A hereto in and to the oil and gas leases, real property, real property leases, mineral classified lands and other interests described on such Exhibit A (and any ratifications and amendments thereof, whether or not the same are described on Exhibit A);

          (b) without limitation of the foregoing, subject to Section 2.5, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Union Oil or any subsidiary of Union Oil in and to the oil, gas and other minerals produced in association therewith in and under or that may be produced from the lands described on Exhibit A hereto at all depths or described in any of the leases or other instruments described on such Exhibit A (including, without limitation, interests in oil, gas and/or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests insofar as they cover such lands and depths), even though Union Oil's or such subsidiary's interest therein may be incorrectly described in, or omitted from, such Exhibit A; and

          (c) subject to Section 2.5, all rights, titles and interests of Union Oil or any subsidiary of Union Oil in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations, designations and/or orders relating to the foregoing (including, without limitation, those described on Exhibit A hereto) and in and to the properties covered and the units created thereby (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) primarily relating to the properties described in subsections (a) and (b) above;

          (d) subject to Section 2.5, all rights, titles and interests of Union Oil or any subsidiary of Union Oil in and to all presently existing and valid production sales contracts, operating agreements, and other agreements and contracts which relate primarily to any of the properties described in subsections (a), (b) and
     (c) above;

          (e) subject to Section 2.5, all rights, titles and interests of Union Oil or any subsidiary of Union Oil in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells, wellhead equipment, pumping units, flowlines, tanks, platforms, buildings, saltwater disposal facilities, injection facilities, compression facilities, gathering systems, service contracts, seismic data, trucks, well site equipment, geological data (including maps and interpretations thereof), telephone, communication equipment, computers (including any geological or geophysical aids relating to software or hardware), hedges entered into at Titan's request, suspense files and accounts, bonds, contracts, legal claims, furniture and other equipment, personal property leases, prepaid expenses, and books and records) used primarily in connection with the exploration, development, operation, maintenance or administration of the properties described in subsections (a), (b) and (c) above, and in and to all permits and licenses (including, without limitation, all environmental and other governmental permits, licenses and authorizations), rights of way, easements, and other rights of surface use, water rights and other rights and interests used in connection with the exploration, development, operation, maintenance or administration of the properties described in subsections (a), (b) and (c) above;

          (f) all rights, titles and interests of Union Oil or any subsidiary of Union Oil in and to the gas plants and gathering and transmission lines listed on Exhibit A, including the gas plants in the Dollarhide, Massey, Sacrock and Coyonosa Fields;

          (g) all rights, titles and interests of Union Oil or any subsidiary of Union Oil in and to all accounts receivable and other rights to receive payment with respect to production from or operation of the Properties on or after January 1, 2000; and

          (h) all rights, titles and interests of Union Oil or any subsidiary of Union Oil in and to rights to receive proceeds with respect to the exercise of preferential purchase rights relating to any Asset after the date hereof.

     The properties, rights and interests described in subsections (a) through
(c) above are herein sometimes called the "Properties."

     2.3  Excluded Assets.  Notwithstanding any provision contained in this
          ---------------
Agreement to the contrary, the following shall be excluded from the Assets (collectively, the "Excluded Assets"):

          (a) Union Oil's or its subsidiaries' capital stock in Tom Brown, Inc. and Matador Petroleum Corporation and all assets or properties of such corporations;

          (b) All tools, vehicles or other rolling stock, communication equipment, computer equipment, software, office premises, and office equipment that is not owned by Union Oil or is located outside of the Permian Basin and San Juan Basin;

          (c) Storage or warehouse agreements (for locations outside of the Permian Basin and San Juan Basin), service contracts and constructor agreements, unless such contract or agreement is associated primarily with the production from or operation of the Assets or is otherwise reasonably necessary to the ongoing ownership, operation or maintenance of the Assets consistent with past practice;

          (d) All pipelines, gas storage land or facilities, equipment and rights of any kind whether owned and/or operated, directly or indirectly, by Union Oil or any affiliate of Union Oil that are not expressly identified on Exhibit A, unless such pipeline, equipment or right of way is associated primarily with the production from or operation of the Assets or is otherwise reasonably necessary to the ongoing ownership, operation or maintenance of the Assets consistent with past practice; provided, however, that any assets owned by Unocal Pipeline Company shall be Excluded Assets;

          (e) All assets of whatever kind that are held by Union Oil or its subsidiaries that are used in owning, operating or maintaining assets and that are not primarily used in owning, operating or maintaining the Assets and are not related primarily to the Business;

          (f) The marketing agreement relating to the Assets between Unocal Global Trade and Union Oil; and

          (g) cash other than (1) the Cash Amount and (2) any preferential purchase rights proceeds referred to in Section 2.2(h).

     2.4  Cash Amount.  (a)  The Assets shall include the amount of cash equal
          -----------
to the following (the "Cash Amount"):

          (i) the amount of revenues (or estimated revenues as agreed) received by Union Oil in connection with sales of oil, gas and/or other minerals and associated products from the Assets, together with any other revenue from the Assets, with respect to production and/or operations on or after January 1, 2000 through the Closing Date; plus

          (ii)   the amount of legal suspense as of the Closing Date; less

          (iii) the amount of expenditures (or estimated expenditures as agreed) paid by Union Oil that are attributable to the Assets for the period beginning on January 1, 2000 and ending on the Closing Date, including, without limitation, royalties, taxes, rentals and similar charges and expenses, including those billed under applicable operating agreements, and all prepaid expenses.

          (b) Three days prior to, and for the purposes of, the Closing, Union Oil and Titan shall determine, based upon the best information reasonably available to them, the amount of the Cash Amount. In the event that the Cash Amount determined at Closing is a negative number, such amount shall be an outstanding obligation of the Company payable, if applicable, to Union Oil in accordance with Section 2.4(d).

          (c) On or before February 15, 2001, Union Oil and the Company shall review any additional information which may then be available pertaining to the Cash Amount, and the Company shall prepare and deliver to Union Oil a reconciliation of the Cash Amount to determine whether any adjustment should be made to the Cash Amount as it was determined for the Closing (whether the same be made to account for funds received and expenditures paid that are attributable to the operations of the Assets for the period from and after January 1, 2000 until the Closing Date that were not considered in making the determination of the Cash Amount at Closing, or to correct errors made in such determination). In the event that Union Oil acting in good faith disputes the reconciliation prepared by the Company, Union Oil shall give written notice thereof to the Company on or before the tenth Business Day after the reconciliation was given to Union Oil, which notice shall set forth the basis for such dispute in reasonable detail. Union Oil and the Company shall use all reasonable efforts to resolve any such dispute, but if any such dispute cannot be resolved by such parties within ten Business Days after the date the dispute notice is given, all unresolved disputes shall be referred to the Arbitrating Firm for resolution. Union Oil and the Company shall seek to cause the Arbitrating Firm to make its determination within ten Business Days after referral of a dispute to it. Union Oil and the Company shall each provide the Arbitrating Firm with all information which it reasonably requires. The determination of the Arbitrating Firm shall be conclusive and binding on each party. The fees of the Arbitrating Firm shall be allocated and paid by Union Oil or the Company on a basis determined by the Arbitrating Firm to be fair taking into account the correctness of the positions asserted by Union Oil and the Company.

          (d) Following the determination pursuant to Section 2.4(c) of the adjustments, if any, to the Cash Amount as determined at Closing, (i) if the Cash Amount as finally determined pursuant to Section 2.4(c) minus the Cash Amount determined at Closing is greater than zero, then Union Oil shall promptly pay such amount to the Company and (ii) if the Cash Amount as finally determined pursuant to Section 2.4(c) minus the Cash Amount determined at Closing is a negative number, then the Company shall promptly pay such amount to Union Oil.

          (e) Following the adjustments pursuant to this Section 2.4, no further adjustments shall be made to the Cash Amount.

     2.5  Transfer of Certain Contracts.
          -----------------------------

          (a) Without limiting the generality of Section 2.2, Union Oil agrees that between the date hereof and the Closing Date it will use its reasonable efforts to obtain or cause to be obtained the necessary consents to the transfer to the Company of each contract, license or permit included in the Assets which by its terms requires the consent of any other contracting party thereto or the issuer thereof (for purposes of this section, "Consent Required Asset"). In no event, however, shall Union Oil be obligated to pay any money to any person or to offer or grant other financial or other accommodations to any person in connection with obtaining any consent with respect to any contract, license or permit. If Union Oil shall have failed prior to the Closing Date to obtain consents to the transfer of any Consent Required Asset, the terms of this Section 2.5 shall govern the transfer of the benefits of each such contract, license or permit.

          (b) Notwithstanding any provision contained in this Agreement to the contrary, the parties hereto acknowledge and agree that at the Closing Union Oil shall not transfer or cause to be transferred to the Company any Consent Required Asset the consent to which has not been obtained prior to the Closing Date.

          (c) With respect to each such unassigned Consent Required Asset, after the Closing Date Union Oil shall continue to deal with the other contracting party or parties to such Consent Required Asset as the prime contracting party and shall continue to use its reasonable efforts to obtain the consent of all required parties to the transfer of such Consent Required Asset to the Company, but the Company shall be entitled to the benefits of such Consent Required Asset accruing after the Closing Date to the extent that Union Oil may provide the Company with such benefits without violating the terms of such Consent Required Asset or Applicable Law; provided, however, that Union Oil's obligation to maintain any such arrangement shall terminate upon the earliest to occur of (1) the expiration or termination of such Consent Required Asset in accordance with its terms (without regard to any extensions, automatic or otherwise) or (2) with regard to a permit, such time as the Company shall obtain a permit in reasonable substitution therefor, or have its application for such substitute permit denied. In any such arrangement, (i) Union Oil shall promptly pay to the Company when received all moneys relating to the period after the Closing Date received by it under any contract included in the Assets or any claim, right or benefit arising thereunder not transferred pursuant to this Section 2.5 and (ii) the Company shall promptly pay, perform or discharge when due any obligation or liability arising thereunder after the Closing Date.

          (d) Union Oil shall not incur any liability to Titan or the Company if such "pass through" arrangement shall not enable the Company to use or benefit from such Consent Required Asset.


                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                        UNION OIL, THE COMPANY AND SUB

     Union Oil, the Company and Sub jointly and severally represent and warrant to Titan that:

     3.1  Organization and Qualification.  Each of the Company and Sub is a
          ------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted. Except as set forth in Section 3.1 of the disclosure letter delivered by Union Oil and the Company to Titan on the date hereof (the "Union Oil Disclosure Letter"), each of the Company and Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified is not and would not be, either individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Assets or the Company. No actions or proceedings to dissolve the Company or Sub are pending. Each of the Company and Sub has heretofore made available to Titan true and complete copies of (i) such company's Certificate of Incorporation and bylaws as currently in effect, (ii) the stock records of the Company and Sub and (iii) the minutes of all meetings of the Boards of Directors of the Company and Sub, any committees of such Boards, and the stockholder of the Company and Sub (and all consents in lieu of such meetings). Such records, minutes and consents accurately reflect the stock ownership of the Company and Sub and all actions taken by such Boards of Directors, committees and stockholders.

     3.2  No Subsidiaries.  Except as set forth in Section 3.2 of the Union Oil
          ---------------
Disclosure Letter, neither the Company nor Sub owns, directly or indirectly, the capital stock or other securities of any corporation or partnership or has any direct or indirect equity or ownership interest in any other person, except for the Company's ownership of Sub and except as contemplated by this Agreement.

     3.3  Capitalization.
          --------------

          (a) The authorized capital stock of the Company consists of (i) 200 million shares of Company Common Stock, par value $.01 per share and (ii) 10 million shares of preferred stock, par value $.01 per share. As of the date of this Agreement, there were issued and outstanding 1,000 shares of Company Common Stock, all of which are owned by Union Oil, and no shares of capital stock of the Company are held as treasury shares. At the Closing Date, after the completion of the contribution and assumption contemplated by Section 2.1, there will be issued and outstanding 32,709,067 shares of Company Common Stock, all of which will be owned by Union Oil. All outstanding shares of capital stock of the Company have been validly issued and are fully paid and nonassessable, and no shares of capital stock of the Company are subject to, nor have any been issued in violation of, preemptive or similar rights. Except as contemplated by this Agreement, neither Union Oil nor the Company is a party to, nor is aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of the Company's capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of the Company. All shares of Company Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and will not violate the pre-emptive rights of any person.

          (b) As of the date of this Agreement, except as contemplated by this Agreement and other than as set forth in Section 3.3(a) or 3.3(d), there are not now, and at the Closing Date there will not be, any (A) shares of capital stock or other equity securities of the

     Company or Sub outstanding or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Company or Sub, or contracts, understandings or arrangements to which Union Oil, the Company, Sub, any affiliate of Union Oil, the Company or Sub is a party, or by which Union Oil, the Company, Sub, any affiliate of Union Oil, the Company or Sub is or may be bound, to issue additional shares of capital stock or equity interests or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of capital stock or equity interests of the Company or Sub.

          (c) All securities which have been offered or sold by the Company and Sub have been registered pursuant to the Securities Act and applicable state securities laws or were offered and sold pursuant to valid exemptions therefrom.

          (d) As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued, fully paid and nonassessable and are owned by the Company.

     3.4  Authorization and Validity of Agreement.  Each of the Company, Sub and
          ---------------------------------------
Union Oil has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery by the Company, Sub and Union Oil of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each of the Company, Sub and Union Oil and constitutes, and each other agreement, instrument or document executed or to be executed by the Company, Sub or Union Oil in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by the Company, Sub or Union Oil, as applicable, and constitutes, or when executed and delivered will constitute, the valid and binding obligation of the Company, Sub and Union Oil, enforceable against the Company, Sub and Union Oil, as applicable, to the extent it is a party thereto, in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

     3.5  Approvals; No Conflict.  Neither the execution and delivery of this
          ----------------------
Agreement nor the performance by any of the Company, Sub or Union Oil of its obligations hereunder, nor the consummation of the transactions contemplated hereby by the Company, Sub or Union Oil, will (i) conflict with the charter or bylaws, or partnership or joint venture agreement, of the Company, Sub or Union Oil; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to the Company, Sub or Union Oil;
(iii) except for (A) requirements of federal or state securities laws and (B) requirements arising out of the HSR Act, if applicable, require any consent or approval of, or filing with or notice to, any Governmental Entity, domestic or foreign, under any provision of law applicable to the Company, Sub or Union Oil; or (iv) except as set forth in Section 3.5 of the Union Oil Disclosure Letter or Exhibit A, require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or any event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon the Assets or any other properties, assets or business of the Company, Sub or Union Oil under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, partnership agreement or other agreement or commitment or any order, judgment or decree to which such entity is a party or by which it or any of its assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed and (B) those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or the Assets. No Asset is subject to a preferential right to purchase that is applicable to the transactions contemplated by this Agreement, except for such rights that, in the aggregate and if exercised, would not have a Material Adverse Effect on the Company following the Merger.

     3.6  Financial Statements.  Attached as Section 3.6 of the Union Oil
          --------------------
Disclosure Letter are accurate and complete copies of (i) Union Oil's Permian Basin Properties' audited consolidated balance sheets as of December 31, 1997 and 1998, and the related audited consolidated statements of earnings, owner's net investment and cash flows for the years ended December 31, 1996, 1997 and 1998, and the notes and schedules thereto (excluding supplemental information on oil and gas exploration and production disclosure ("SMOG Data"), together with the unqualified report thereon of PricewaterhouseCoopers, independent public accountants (the "Audited Financial Statements"), and (ii) Union Oil's Permian Basin Properties' unaudited consolidated balance sheets as of September 30, 1998 and 1999, and the related unaudited consolidated statements of earnings, parent company investment and cash flows for the nine-months ended September 30, 1998 and 1999 (the "Unaudited Financial Statements"), certified by Union Oil's chief financial officer (collectively, the "Financial Statements"), which (i) have been prepared from the books and records of Union Oil in conformity with GAAP applied on a consistent basis and (ii) fairly present the financial position of Union Oil's Permian Basin Properties (which does not include the Excluded Assets) as of the respective dates thereof and its results of operations and cash flows for the periods then ended. For purposes of this Agreement, the "Latest Balance Sheet" means the balance sheet dated September 30, 1999 set forth in the Unaudited Financial Statements.

     3.7  Absence of Undisclosed Liabilities.  Neither the Company nor Sub has
          ----------------------------------
any liabilities or obligations of the type required to be reflected on the Financial Statements, except (i) liabilities reflected on the Financial Statements, (ii) liabilities which have arisen since the date of the Latest Balance Sheet in the ordinary course of business, (iii) liabilities arising under contracts entered into in the ordinary course of business and (iv) other liabilities which, in the aggregate, would not have a Material Adverse Effect on the Company or the Assets.

     3.8  Absence of Certain Changes.  Since the date of the Latest Balance
          --------------------------
Sheet, (i) there has not been any change, development, or effect on the Assets or the Company, individually or in the aggregate, that has had, or might reasonably be expected to have, a Material Adverse Effect on the Company or the Assets; (ii) the operation of the Assets and the business of the Company have been conducted in the ordinary course consistent with past practice; (iii) the Company has not incurred any material liability, engaged in any transaction or entered into any agreement outside the ordinary course of business consistent with past practice; (iv) the Company or the Assets have not suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) which has had, or might reasonably be expected to have, a Material Adverse Effect on the Company; and (v) neither Union Oil nor the Company has taken any action that would not be permitted to be taken by such entity under Section 5.1.

     3.9  Tax Matters.
          -----------

          (a) Except as set forth in Section 3.9 of the Union Oil Disclosure Letter, all Tax Returns of or relating to any Tax that are required to be filed on or before the Closing Date by or with respect to the Company, Sub or the Assets have been or will be duly and timely filed other than those returns on which an immaterial amount of Taxes would properly be shown the failure of which to file would not have a Material Adverse Effect on the Company, Sub or the Assets, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been or will be paid. Except as set forth in Section 3.9 of the Union Oil Disclosure Schedule, there is no material claim against the Company, Sub or the Assets with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company, Sub or the Assets that has not been adequately provided for in reserves established by the Company. The Company has (and as of the Closing Date will have) made all deposits required with respect to Taxes. No waiver or extension of any statute of limitations as to any federal, local or foreign Tax matter has been given by or requested from the Company or Sub. Except for statutory liens for current Taxes not yet due, no lien for Taxes exists upon the Assets of the Company or Sub.

          (b) All ad valorem, property, production, severance and similar Taxes and assessments based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom and relating to the Assets, to the extent such taxes and assessments have become due and payable, have been timely paid and all applicable Tax Returns required to be filed have been filed and there are no material claims by any applicable Taxing Authority pending against Union Oil, the Company, Sub or any other subsidiary or parent of Union Oil applicable to the Assets.

     3.10 Compliance With Laws.  To the knowledge of the Company, Sub and Union
          --------------------
Oil, each of the Company, Sub and (to the extent related to the Assets) Union Oil and the other subsidiaries of Union Oil (i) has complied with, and is in compliance with, all Applicable Laws (including without limitation Applicable Laws relating to securities, properties, production, sales, gathering and transportation of hydrocarbons, occupational safety and health and product safety), except for matters which would not reasonably be expected to have a Material Adverse Effect on the Assets or the Company; (ii) has not received any written notice, which has not been dismissed or otherwise disposed of, that it has not so complied; (iii) has not been charged or, to the best knowledge of the Company, Sub and Union Oil, threatened with or under investigation with respect to any violation of any Applicable Law; and (iv) except for routine orders of the Texas Railroad Commission, is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator, board, panel or Governmental Entity.

     3.11 Litigation.  Except as otherwise identified in Section 3.11 of
          ----------
the Union Oil Disclosure Letter, there are no Proceedings pending or, to the knowledge of the Company, Sub and Union Oil, threatened against or affecting the Assets, the Company, Sub or any of the Company's properties at law or in equity, or before or by any Governmental Entity or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would reasonably be expected to have a Material Adverse Effect on the Company or the Assets, or that involve the risk of criminal liability.

     3.12 Employees; Employee Benefit Plans.
          ---------------------------------

          (a) All "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by the Company, Sub or its affiliates are in compliance with all applicable provisions of ERISA and the Code, and the Company, Sub, and its affiliates do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except for instances of noncompliance or liabilities or obligations that would not, individually or in the aggregate have a Material Adverse Effect on the Company. Except as set forth in
     Section 3.12 of the Company Disclosure Letter, no employee of the Company or Sub will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement.

          (b) Neither the Company nor Sub: (i) is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated; (ii) is a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices which would reasonably be expected to have a Material Adverse Effect on the Company; or (iii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company and Union Oil, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Union Oil with respect to the operation of the Assets which, with respect to any event described in this clause (iii), would reasonably be expected to have a Material Adverse Effect on the Company.

     3.13 Environmental Matters.  Except as set forth in Section 3.13 of the
          ---------------------
Union Oil Disclosure Letter, and except for matters that would not have a Material Adverse Effect on the Company or the Assets: (i) the properties, operations and activities of the Company and of Union Oil with respect to the Assets are in compliance with all applicable Environmental Laws; (ii) the Company and its properties and operations and the Assets and the operations thereon are not subject to any existing, pending or, to the knowledge of Union Oil, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Entity under any Environmental Law; (iii) all Permits, if any, required to be obtained or filed by Union Oil with respect to the Assets or by the Company in connection with the business of the Company under any Environmental Law have been obtained or filed and are valid and currently in full force and effect; (iv) there has been no release of any Hazardous Material, pollutant or contaminant into the environment by Union Oil on or with respect to the Assets or the Company or in connection with the Company's properties or operations; (v) there has been no exposure of any Person or property to any Hazardous Material, pollutant or contaminant in connection with the properties, operations and activities of the Company or the Assets; and (vi) Union Oil has made available to Titan all internal and external environmental audits and studies and all correspondence on substantial environmental matters (in each case relevant to the Company or the Assets) in the possession of Union Oil.

     3.14 Title to Assets.  Union Oil has, and on the Closing Date the Company
          ---------------
will (subject to Section 2.5) have, good and indefeasible title to the Assets, subject to Permitted Encumbrances. Without limiting the generality of the foregoing, Union Oil has, and on the Closing Date the Company will have, ownership of each well, unit or lease, royalty interest set forth in Exhibit A which (i) entitles it to receive, after giving effect to the Permitted Encumbrances, a decimal share of the oil, gas and other hydrocarbons produced from such well, unit or lease not less than the decimal share set forth in Exhibit A as the net revenue interest for such well, unit or lease under the heading "N.I." and (ii) causes it to be obligated to bear a decimal share of the cost of operation of such well, unit or lease not greater than the decimal share set forth in Exhibit A as the working interest for such well, unit or lease under the heading "W.I.", and such shares of production and shares of expenses are not subject to change except as indicated on Exhibit A or as a result of non-consent operations.

     3.15 No Well Abandonments, No P&A Liabilities.  Except as set forth in
          ----------------------------------------
Section 3.15 of the Union Oil Disclosure Letter, to the knowledge of the Company, Sub and Union Oil, no proposals are currently outstanding (whether made by Union Oil, the Company or by any other party) to deepen, plug back, rework or abandon any wells included in the Assets, to conduct other operations with respect to the Assets for which consent is required under the applicable operating agreement, or to conduct any other operations with respect to the Assets other than routine operation of the producing wells located on the Properties the cost of which, individually, would not exceed $250,000.

     3.16 Production Marketing.  The Assets are not subject to any contractual
          --------------------
or other arrangements for the sale, processing or transportation of production, or otherwise relating to the marketing of production, other than contracts or other arrangements which either (i) will terminate in 92 days or less, or are subject to cancellation on not more than 92 days' notice, in each case without penalty or other detriment or (ii) are set forth in Section 3.16 of the Union Oil Disclosure Letter.

     3.17 Gas Balancing, Take or Pay, Allowables.  Except as set forth in
          --------------------------------------
Section 3.17 of the Union Oil Disclosure Letter, as of the date set forth therein there was no well included in the Assets with respect to which Union Oil or its subsidiaries has taken more (referred to herein as "overproduced") or less (referred to herein as "underproduced") production from such well than the ownership of such party would entitle such party (absent any gas balancing agreement or arrangement) to receive. The overproduced and underproduced positions disclosed in Section 3.17 of the Union Oil Disclosure Letter on a field by field basis are, in each case, accurate in all material respects as of the dates shown on such schedule.

     3.18 Leases and Contracts in Force, Operatorship.  The oil, gas and/or
          -------------------------------------------
mineral leases, interests that comprise parts of the Assets, and all other material contracts and agreements, including but not limited to transportation agreements, gas contracts, saltwater disposal agreements, road use agreements, farmin agreements, farmout agreements, unit agreements, pooling agreements, joint venture agreements, areas of mutual interest, contract alliances, water injection agreements, line well injection agreements, gas balancing agreements, and licenses and permits relating to the Assets (such leases and such material contracts, agreements, licenses, and permits being herein called the "Union Oil Basic Documents"), are to Union Oil's knowledge, in full force and effect and constitute valid and binding obligations of the parties thereto, except for such agreements, licenses and permits that would not have a Material Adverse Effect on the Assets or the Company, and, to Union Oil's knowledge, all royalties and other payments have been and are being properly paid thereunder, except for royalties held in suspense in accordance with applicable law and customary industry practice and except for such royalties and other payments of which the failure to pay would not have a Material Adverse Effect on the Assets or the Company. Except as set forth in Section 3.18 of the Union Oil Disclosure Letter, neither Union Oil nor the Company is in breach or default (and, to Union Oil's knowledge, no situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations under the Union Oil Basic Documents, and (to Union Oil's knowledge) no breach or default by any third party (or situation which with the passage of time or giving of notice would create a breach or default) exists except for such breaches and defaults as would not have a Material Adverse Effect on the Assets or the Company. Union Oil (as of the date of this Agreement) operates, and (on the Closing Date) the Company will operate, the Assets shown in Exhibit A as being operated by Union Oil.

     3.19 Permits.  Except as would not have a Material Adverse Effect on the
          -------
Company or the Assets, Union Oil or one of its subsidiaries, as applicable, has all Permits necessary or appropriate to own and operate the Assets that it operates as presently being owned and operated, and such Permits are in full force and effect, and, except as would not have a Material Adverse Effect on the Company or the Assets, to Union Oil's knowledge, there have not been any violations with respect to any such Permits. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation cancellation, suspension or modification of any such Permit except as would not have a Material Adverse Effect on the Assets or the Company.

     3.20 Current Commitments.  To Union Oil's and the Company's knowledge,
          -------------------
Section 3.20 of the Union Oil Disclosure Letter contains a true and complete list as of the date of this Agreement of all authorities for expenditures ("AFEs") to drill or rework any of the Properties, or for other capital expenditures, involving amounts in excess of $250,000 pursuant to any of the contracts included in the Assets for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.

     3.21 Tax Partnerships.  Except as set forth in Section 3.21 of the Union
          ----------------
Oil Disclosure Letter, to Union Oil's and the Company's knowledge, none of the Assets is subject to a tax partnership, including, without limitation, any operating agreement or other arrangement under which the parties thereto have not made an effective election pursuant to Section 761 of the Code, and the Treasury Regulations promulgated thereunder, to be excluded from the application of Subchapter K, Chapter 1, Subtitle A, of the Code.

     3.22  No Demands.  Except as set forth in Section 3.22 of the Union Oil
           ----------
Disclosure Letter, neither Union Oil nor the Company has received any notice of any claimed defaults, offsets or cancellations from any lessors with respect to the Assets, and to the best knowledge of the Company and Union Oil, there exists no default existing with respect to any of the Assets or any express or implied term of any Asset.

     3.23  No Other Activities.  Except as contemplated by this Agreement, the
           -------------------
Company has not engaged in any material business activity.

     3.24  Liability for Brokers' Fees.  No broker, finder or investment banker
           ---------------------------
(other than Donaldson, Lufkin & Jenrette, the fees and expenses of which will be paid by Union Oil) is entitled to any brokerage, finder's fee or other fee or commission payable by the Company, Union Oil, its parent or any of Union Oil's subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Union Oil or any of its subsidiaries or its parent.

     3.25  Registration Statement and Proxy Statement/Prospectus Information.
           -----------------------------------------------------------------
None of the information furnished by Union Oil or the Company for inclusion in the Registration Statement and Proxy Statement/Prospectus, at the time the Registration Statement becomes effective or the Proxy Statement/Prospectus is first mailed to Titan's stockholders or at the time Titan's stockholders vote on the transaction or at the Closing Date, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.


                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF TITAN

    Titan represents and warrants to, Union Oil, the Company and Sub that:

     4.1   Organization and Compliance with Law.  Each of Titan and its
           ------------------------------------
consolidated subsidiaries (the "Titan Subsidiaries") is a corporation or partnership duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate or partnership power and corporate or partnership authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such authority would not reasonably be expected to have a Material Adverse Effect on Titan and the Titan Subsidiaries. Except as set forth in Section 4.1(a) of the disclosure letter delivered by Titan to Union Oil and the Company the date hereof (the "Titan Disclosure Letter"), each of Titan and the Titan Subsidiaries is duly qualified as a foreign corporation or partnership to do business, and, to the extent applicable, is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Titan and the Titan Subsidiaries. Each of Titan and the Titan Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect on Titan and the Titan Subsidiaries, taken as a whole. Except as set forth in Section 4.1(b) of the Titan Disclosure Schedule, no action or proceedings to dissolve Titan or any Titan Subsidiary are pending. Titan has heretofore made available to Union Oil true and complete copies of (i) Titan's Certificate of Incorporation, as amended, and bylaws as in existence on the date hereof and (ii) the minutes of all meetings of the Board of Director of Titan, and committees of such Board, and the stockholders of Titan. Other than the Titan Subsidiaries, Titan does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any person, whether incorporated or unincorporated.

     4.2   Capitalization.
           --------------

           (a) The authorized capital stock of Titan consists of 60,000,000 shares of Titan Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (of which 515,000 shares are designated as Series A Junior Participating Preferred Stock). As of the date of this Agreement, there were issued and outstanding 40,189,843 shares of Titan Common Stock, 3,804,000 shares of Titan Common Stock were held as treasury shares and no shares of Series A Junior Participating Preferred Stock were outstanding (all of which shares of Series A Junior Participating Preferred Stock are reserved for issuance in accordance with the Rights Agreement (the "Titan Rights Agreement"), dated as of June 10, 1999, between Titan and First Union National Bank, as Rights Agent, as amended, pursuant to which Titan has issued rights ("Titan Rights") to purchase the Series A Junior Participating Preferred Stock). As of the date of this Agreement, an aggregate of 1,133,175 shares of Titan Common Stock were reserved for issuance and issuable pursuant to the Titan Exploration, Inc. Option Plan, 1996 Incentive Plan and 1999 Non-Officer Stock Option Plan and the Offshore Energy Development Corporation 1996 Stock Awards Plan or upon the exercise of outstanding employee or non-employee director stock options granted under Titan's stock option plans and agreements. All issued shares of Titan Common Stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as contemplated by this Agreement or set forth in Section 4.2(a) of the Titan Disclosure Schedule, Titan is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Titan or any Common Stock issuable in respect of securities of Titan upon consummation of the Merger.

          (b) As of the date of this Agreement, there were outstanding options to purchase 1,067,743 shares of Titan Common Stock pursuant to the plans referenced in Section 4.2(a) above (the "Titan Options"). Other than as set forth in this Section 4.2 and except for issuances contemplated by this Agreement, there are not now, and at the Closing Date there will not be, any (A) shares of capital stock or other equity securities of Titan outstanding (other than Titan Common Stock issued pursuant to the exercise of Titan Options as described herein) or (B) except for (i) options granted pursuant to any of the plans referenced above, and (ii) the Titan Rights Agreement, outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Titan, or contracts, understandings or arrangements to which Titan is a party, or by which it is or may be bound, to issue, transfer, sell, redeem or repurchase shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

          (c) Except as set forth in Section 4.2 of the Titan Disclosure Letter, all outstanding shares of capital stock of the Titan Subsidiaries are validly issued, fully paid and nonassessable and are owned by Titan or a wholly-owned subsidiary of Titan. As of the date of this Agreement, there were no outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of any Titan Subsidiary, or contracts, understandings or arrangements to which any Titan Subsidiary is a party, or by which it is or may be bound, to issue, transfer, sell, redeem or repurchase shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of capital stock of any Titan Subsidiary.

     4.3   Authorization and Validity of Agreement.  Titan has all requisite
           ---------------------------------------
corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery by Titan of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only to the approval thereof by the stockholders of Titan described in Section 6.4 ("Stockholder Approval")). On or prior to the date of this Agreement, (i) the Board of Directors of Titan has received an opinion of Petrie Parkman & Co. dated the date hereof to the effect that the Exchange Ratio is fair, from a financial point of view, to the stockholders of Titan (a copy of which opinion has been delivered to Union Oil), and (ii) the Board of Directors of Titan has unanimously determined to recommend the approval of the transaction to the stockholders of Titan, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by Titan and constitutes, and each other agreement, instrument or document executed or to be executed by Titan in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Titan and constitutes, or when executed and delivered will constitute, the valid and binding obligation of Titan, enforceable against Titan, in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

     4.4   Approvals; No Conflict.  Subject to Stockholder Approval, neither the
           ----------------------
execution and delivery of this Agreement nor the performance by Titan of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Titan, will (i) conflict with the charter or bylaws, or partnership or joint venture agreement, of Titan or of any of the Titan Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Titan or any of the Titan Subsidiaries; (iii) except for (A) requirements of federal or state securities laws and (B) requirements arising out of the HSR Act, if applicable, require any consent or approval of, or filing with or notice to, any Governmental Entity, domestic or foreign, under any provision of law applicable to Titan or any of the Titan Subsidiaries; or (iv) except as set forth in Section 4.4 of the Titan Disclosure Letter, require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or any event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Titan or any of the Titan Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, partnership agreement or other agreement or commitment or any order, judgment or decree to which such entity is a party or by which it or any of its assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed,
(B) those that are required pursuant to bank loan agreements, which will be obtained prior to the Closing Date, and (C) those that if not obtained, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation. No property of Titan or any of the Titan Subsidiaries is subject to a preferential right to purchase that is applicable to the transactions contemplated by this Agreement, except for such rights that, in the aggregate and if exercised, would not have a Material Adverse Effect on Titan following the Merger .

     4.5   Commission Filings; Financial Statements.
           ----------------------------------------

           (a) Titan and each of the Titan Subsidiaries have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Commission under the Securities Act and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Titan with the Commission since December 31, 1996, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Titan Commission Filings." As of the respective dates of their filing with the Commission, the Titan Commission Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including any related notes or schedules) included in the Titan Commission Filings was prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with all applicable rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of Titan and the Titan Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in shareholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods).

     4.6   Absence of Undisclosed Liabilities.  Neither Titan nor any Titan
           ----------------------------------
Subsidiary has any liabilities or obligations of the type required to be reflected on the financial statements of Titan included in the Commission Filings, except (i) liabilities which have arisen in the ordinary course of business, (ii) liabilities arising under contracts entered into in the ordinary course of business and (iii) other liabilities which, in the aggregate, would not have a Material Adverse Effect on Titan.

     4.7   Absence of Certain Changes.  Except as set forth in Section 4.7 of
           --------------------------
the Titan Disclosure Letter or (with respect to the period from the date of this Agreement to and including the Closing) as contemplated by this Agreement, since September 30, 1999, (i) there has not been any change, development, or effect on Titan or the Titan Subsidiaries, individually or in the aggregate, that has had, or might reasonably be expected to have, a Material Adverse Effect on Titan;
(ii) the business of Titan has been conducted in the ordinary course consistent with past practice; (iii) neither Titan nor any Titan Subsidiary has incurred any material liability or engaged in any transaction or entered into any agreement outside the ordinary course of business consistent with past practice;
(iv) neither Titan nor any Titan Subsidiary has suffered any loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance) which has had, or might reasonably be expected to have, a Material Adverse Effect on Titan; and (v) neither Titan nor any Titan Subsidiary has taken any action that would not be permitted to be taken by such entity under
Section 5.2.

     4.8  Tax Matters.
          -----------

          (a) Except as set forth in Section 4.8 of the Titan Disclosure Schedule, Titan and the Titan Subsidiaries have timely filed, or has had filed on its behalf in a timely manner (within any applicable extension periods), with the appropriate Taxing Authority all Tax Returns with respect to Taxes of Titan and each of the Titan Subsidiaries, other than those returns on which an immaterial amount of Taxes would properly be shown the failure of which to file would not have a Material Adverse Effect on Titan. All such Tax Returns were correct and complete in all material respects. All Taxes, including interest and penalties, owed by Titan and the Titan Subsidiaries (whether or not shown on any Tax Return) have been or will be paid.

          (b) Except as set forth in Section 4.8 of the Titan Disclosure Schedule, all ad valorem, property, production, severance and similar Taxes and assessments based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom and relating to the assets of Titan and the Titan Subsidiaries, to the extent such Taxes and assessments have become due and payable, have been timely paid and all applicable Tax Returns required to be filed have been filed and there are no claims by any applicable Taxing Authority pending against Titan and the Titan Subsidiaries applicable to the assets of Titan and the Titan Subsidiaries

          (c) All Taxes shown to be due and payable on all filed Tax Returns of or with respect to Titan and the Titan Subsidiaries have been paid in full or have been provided for in Titan's filings with the Commission in accordance with GAAP.

          (d) Except as set forth in Section 4.8 of the Titan Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to Titan or any of the Titan Subsidiaries.

          (e) Except as set forth in Section 4.8 of the Titan Disclosure Schedule, none of the Tax Returns of or with respect to Titan or any of the Titan Subsidiaries is currently being audited or examined by any Taxing Authority; and no material claim has ever been made by an authority in a jurisdiction where Titan and the Titan Subsidiaries do not file Tax Returns that such parties are or may be subject to taxation by that jurisdiction.

          (f) There is no material claim against Titan or any of the Titan Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Titan or any of the Titan Subsidiaries that has not been adequately provided for in reserves established by Titan or any of the Titan Subsidiaries. Titan and the Titan Subsidiaries have (and as of the Closing Date will have) made all deposits required with respect to Taxes.

          (g) Except as set forth in Section 4.8 of the Titan Disclosure Schedule, there are no liens on any of the assets of Titan or any of the Titan Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due.

          (h) Except as set forth in Section 4.8 of the Titan Disclosure Schedule, the unpaid Taxes of Titan and the Titan Subsidiaries (A) did not exceed the reserve for Tax Liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the most recent financial statements of Titan included in the Titan Commission Filings (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of Titan and the Titan Subsidiaries in filing their Tax Returns.

     4.9  Compliance With Laws.  To the knowledge of Titan, each of Titan and
          --------------------
Titan Subsidiaries (i) has complied with, and is in compliance with, all Applicable Laws (including without limitation Applicable Laws relating to securities, properties, production, sales, gathering and transportation of hydrocarbons, occupational safety and health and product safety), except for matters which would not reasonably be expected to have a Material Adverse Effect on Titan; (ii) has not received any written notice, which has not been dismissed or otherwise disposed of, that it has not so complied; (iii) has not been charged or, to the best knowledge of Titan, threatened with or under investigation with respect to any violation of any Applicable Law; and (iv) except for routine orders of the Texas Railroad Commission, is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator, board, panel or Governmental Entity.

     4.10  Litigation.  Except as disclosed in the Titan Commission Filings or
           ----------
as set forth in Section 4.10 of the Titan Disclosure Letter, there are no Proceedings pending or, to the knowledge of Titan, threatened against or affecting Titan or any of the Titan Subsidiaries or any of their respective properties at law or in equity, or before or by any Governmental Entity, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely deter mined would reasonably be expected to have a Material Adverse Effect on Titan, or that involve the risk of criminal liability.

     4.11  Voting Requirements.  The affirmative vote of the holders of a
           -------------------
majority of the outstanding shares of Titan Common Stock and the affirmative vote of the holders of a majority of the shares of Titan Common Stock, other than shares held by officers of Titan, present at the Titan special stockholders' meeting convened in accordance with Section 6.4 and entitled to vote thereon are the only votes of the holders of any class or series of the capital stock of Titan necessary to approve this Agreement.

     4.12  Employees; Employee Benefit Plans.
           ---------------------------------

           (a) All "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by Titan or the Titan Subsidiaries are in compliance with all applicable provisions of ERISA and the Code, and Titan and the Titan Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except for instances of noncompliance or liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect on Titan. Except as set forth in
     Section 4.12 of the Titan Disclosure Letter, no employee of Titan or any of the Titan Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement.

          (b) Neither Titan nor any of the Titan Subsidiaries: (i) is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor is there, nor has there been in the last five years, a representation question respecting any of the employees of Titan or the Titan Subsidiaries, and, to the knowledge of Titan, there are no campaigns being conducted to solicit cards from employees of Titan or the Titan Subsidiaries to authorize representation by any labor organization; (ii) is a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices which would reasonably be expected to have a Material Adverse Effect on Titan; or (iii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of Titan, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Titan or any of the Titan Subsidiaries which, with respect to any event described in this clause
     (iii), would reasonably be expected to have a Material Adverse Effect on Titan.

     4.13  Environmental Matters.  Except as set forth in Section 4.13 of the
           ---------------------
Titan Disclosure Letter and except for matters that would not have a Material Adverse Effect on Titan: (i) the properties, operations and activities of Titan and the Titan Subsidiaries are in compliance with all applicable Environmental Laws; (ii) Titan, the Titan Subsidiaries and their properties and operations and the operations thereon are not subject to any existing, pending or, to the knowledge of Titan, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Entity under any Environmental Law; (iii) all Permits, if any, required to be obtained or filed by Titan and the Titan Subsidiaries in connection with the business of Titan and the Titan Subsidiaries under any Environmental Law have been obtained or filed and are valid and currently in full force and effect; (iv) there has been no release of any Hazardous Material, pollutant or contaminant into the environment by Titan or the Titan Subsidiaries or in connection with their properties or operations;
(v) there has been no exposure of any Person or property to any Hazardous Material, pollutant or contaminant in connection with the properties, operations and activities of Titan or the Titan Subsidiaries; and (vi) Titan and the Titan Subsidiaries have made available to Union Oil all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of Titan and the Titan Subsidiaries.

     4.14  Title to Assets.  Each of Titan and the Titan Subsidiaries has, and
           ---------------
on the Closing Date will have, good and indefeasible title to its assets. Without limiting the generality of the foregoing, each of Titan and the Titan Subsidiaries has, and on the Closing Date will have, ownership of each well, unit, lease or royalty interest set forth in Section 4.14 of the Titan Disclosure Schedule which (i) entitles it to receive, after giving effect to the Permitted Encumbrances, a decimal share of the oil, gas and other hydrocarbons produced from such well, unit or lease not less than the decimal share set forth in Section 4.14 of the Titan Disclosure Schedule as the "Net Revenue Interest" for such well, unit or lease and (ii) causes it to be obligated to bear a decimal share of the cost of operation of such well, unit or lease not greater than the decimal share set forth in Section 4.14 of the Titan Disclosure Schedule as the "Working Interest" for such well, unit or lease, and such shares of production and shares of expenses are not subject to change except as indicated in Section 4.14 of the Titan Disclosure Schedule or as a result of non-consent operations.

     4.15  No Well Abandonments, No P&A Liabilities.  Except as set forth in
           ----------------------------------------
Section 4.15 of the Titan Disclosure Letter, to the knowledge of Titan, no proposals are currently outstanding (whether made by Titan, the Titan Subsidiaries or by any other party) to deepen, plug back, rework or abandon any wells included in the assets of Titan and the Titan Subsidiaries, to conduct other operations with respect to the assets of Titan and the Titan Subsidiaries for which consent is required under the applicable operating agreement, or to conduct any other operations with respect to the assets of Titan and the Titan Subsidiaries other than routine operation of the producing wells located on the Properties the cost of which, individually, would not exceed $250,000.

     4.16  Production Marketing.  The assets of Titan and the Titan Subsidiaries
           --------------------
are not subject to any contractual or other arrangements for the sale, processing or transportation of production, or otherwise relating to the marketing of production, other than contracts or other arrangements which either
(i) will terminate in 92 days or less, or are subject to cancellation on not more than 92 days' notice, in each case without penalty or other detriment or
(ii) are set forth in Section 4.16 of the Titan Disclosure Letter.

     4.17  Gas Balancing, Take or Pay, Allowables.  Except as set forth in
           --------------------------------------
Section 4.17 of the Titan Disclosure Letter, as of the date set forth therein there was no well included in the assets of Titan and the Titan Subsidiaries with respect to which Titan, or the Titan Subsidiaries, has taken more (referred to herein as "overproduced") or less (referred to herein as "underproduced") production from such well than the ownership of such party would entitle such party (absent any gas balancing agreement or arrangement) to receive. The overproduced and underproduced positions disclosed in Section 4.17 of the Titan Disclosure Letter are on a field by field basis, in each case, accurate in all material respects as of the dates shown on such schedule.

     4.18  Leases and Contracts in Force, Operatorship.  The oil, gas and/or
           -------------------------------------------
mineral leases, interests, and all other material contracts and agreements, including but not limited to transportation agreements, gas contracts, saltwater disposal agreements, road use agreements, farmin agreements, farmout agreements, unit agreements, pooling agreements, joint venture agreements, areas of mutual interest, contract alliances, water injection agreements, line well injection agreements, gas balancing agreements, and licenses and permits relating to such assets of Titan and the Titan Subsidiaries (such leases and such material contracts, agreements, licenses, and permits being herein called the "Titan Basic Documents"), are to Titan's knowledge, in full force and effect and constitute valid and binding obligations of the parties thereto, except for such agreements, licenses and permits that would not have a Material Adverse Effect on Titan, and, to Titan's knowledge, all royalties and other payments have been and are being properly paid thereunder, except for royalties held in suspense in accordance with applicable law and customary industry practice and except for such royalties and other payments of which the failure to pay would not have a Material Adverse Effect on Titan. Neither Titan nor any of the Titan Subsidiaries is in breach or default (and, to Titan's knowledge, no situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations under the Titan Basic Documents, and (to Titan's knowledge) no breach or default by any third party (or situation which with the passage of time or giving of notice would create a breach or default) exists except for such breaches and defaults as would not have a Material Adverse Effect on Titan. Titan, or the Titan Subsidiaries (as of the date of this Agreement), operates, and (on the Closing Date) Titan, or the Titan Subsidiaries, will operate, the assets shown in Section 4.14 of the Titan Disclosure Letter as being operated by Titan or the Titan Subsidiaries.

     4.19  Permits.  Except as would not have a Material Adverse Effect on
           -------
Titan, Titan or one of the Titan Subsidiaries, as applicable, has all Permits necessary or appropriate to own and operate the assets that they operate as presently being owned and operated, and such Permits are in full force and effect, and, except as would not have a Material Adverse Effect on Titan, to Titan's knowledge, there have not been any violations with respect to any such Permits. Such Permits are in full force and effect, and to the knowledge of Titan, there have not been any material violations with respect to any such Permits. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation cancellation, suspension or modification of any such Permit except as would not have a Material Adverse Effect on Titan.

     4.20  Current Commitments.  To Titan's knowledge, Section 4.20 of the Titan
           -------------------
Disclosure Letter contains a true and complete list as of the date of this Agreement of all AFEs to drill or rework any of the properties of Titan and the Titan Subsidiaries, or for other capital expenditures, involving amounts in excess of $250,000 pursuant to any of the contracts included in the assets of Titan and the Titan Subsidiaries for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.

     4.21  Tax Partnerships.  Except as set forth in Section 4.21 of the Titan
           ----------------
Disclosure Letter, to Titan's knowledge, none of the assets of Titan or the Titan Subsidiaries is subject to a tax partnership, including, without limitation, any operating agreement or other arrangement under which the parties thereto have not made an effective election pursuant to Section 761 of the Code, and the Treasury Regulations promulgated thereunder, to be excluded from the application of Subchapter K, Chapter 1, Subtitle A, of the Code.

     4.22  Liability for Brokers' Fees.  No broker, finder or investment banker
           ---------------------------
(other than Petrie Parkman & Co., Inc., the fees and expenses of which will be paid by Titan) is entitled to any brokerage, finder's fee or other fee or commission payable by Titan or any of the Titan Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Titan or any of the Titan Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Petrie Parkman & Co., Inc. (the "Titan Engagement Letters") have been provided to Union Oil.

     4.23  Anti-Takeover Provisions.  Titan and the Board of Directors of Titan
           ------------------------
have each taken all action required to be taken by it in order to exempt this Agreement, and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state, including, without limitation, the State of Delaware, and including, without limitation,
Section 203 of the DGCL. Neither the execution of this Agreement, the Voting Agreement, the Stockholders Voting Agreement nor the consummation of any of the transactions contemplated hereby or thereby will trigger any event under the Titan Rights Agreement or result in any adverse consequence to Union Oil thereunder. Titan has taken all action that may be necessary under the Titan Rights Agreement so that (i) the execution of this Agreement, the Voting Agreement, the Stockholders Voting Agreement or the consummation of any of the transactions contemplated hereby or thereby shall not cause (A) Union Oil, the Company or Sub to become an Acquiring Person (as defined in the Rights Agreement), (B) a Distribution Date (as defined in the Titan Rights Agreement) to occur, (C) a Flip-In Event (as defined in the Titan Rights Agreement) to occur or (D) a Flip-Over Event (as defined in the Titan Rights Agreement) to occur and (ii) the Rights Agreement is otherwise inapplicable to this Agreement and the transactions contemplated hereby, including the Merger.

     4.24  Dissenters' Rights.  No holder of Titan Common Stock is entitled to
           ------------------
dissenters' rights of appraisal under the DGCL in connection with the Merger.

     4.25  Certain Discussions.  Titan has disclosed to Union Oil all
           -------------------
discussions it has had with any person relating to an Acquisition Proposal (as defined in Section 6.2) since June 1, 1999.

     4.26  Registration Statement and Proxy Statement/Prospectus Information.
           -----------------------------------------------------------------
None of the information furnished by Titan for inclusion in the Registration Statement and Proxy Statement/Prospectus, at the time the Registration Statement becomes effective or the Proxy

Statement/Prospectus is first mailed to Titan's stockholders or at the time Titan's stockholders vote on the Transaction or at the Closing Date, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE V

                            CONDUCT PENDING CLOSING

     5.1  Conduct and Preservation of Business.  Union Oil and the Company
          ------------------------------------
covenant and agree as follows:

          (a) Except as expressly provided in this Agreement, during the period from the date hereof to the Closing Date, Union Oil shall (i) conduct the operations of the Business according to the ordinary course of business consistent with past practice and in compliance with all Applicable Laws,
     (ii) use its reasonable efforts to preserve, maintain and protect the Assets and (iii) use its reasonable efforts to preserve intact the Business and, with respect to the Business, to keep available the services of its employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it.

          (b) Except as otherwise expressly provided in this Agreement or as otherwise required by law, prior to the Closing Date, without the prior written consent of Titan, the Company shall not and shall not permit its subsidiaries, if any, to, and Union Oil shall not permit the Company or any subsidiary of the Company to, take any action other than as contemplated by this Agreement.

          (c) Except as otherwise expressly provided in this Agreement, prior to the Closing Date, without the prior written consent of Titan, Union Oil shall not and shall not permit any of its other subsidiaries to:

               (i) (A) create, incur, guarantee, or assume any indebtedness for borrowed money that will be assumed by the Company or (B) mortgage or pledge any of the Assets or create or suffer to exist any Encumbrance thereupon, other than the Permitted Encumbrances;

               (ii) sell, lease, transfer, or otherwise dispose of, directly or indirectly, any of the Assets other than in the ordinary course of the Business consistent with past practice;

               (iii) for any quarter beginning on or after January 1, 2000, make any capital expenditure or expenditures relating to the Assets which, individually, is in excess of $3,500,000 or, in the aggregate, are in excess of the greater of $37,000,000 or the total amount of cash flow relating to the Assets for the preceding quarter, except for expenditures approved by Titan;

               (iv) make any Tax election material to the Company other than as contemplated by this Agreement;

               (v) pay, discharge or satisfy any claims, liabilities or obligations relating to the Business (whether accrued, absolute, contingent, unliquidated or otherwise, and whether asserted or unasserted), other than the payment, discharge or satisfaction in the ordinary course of the Business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Balance Sheet or incurred since September 30, 1999, in the ordinary course of the Business consistent with past practice;

               (vi) enter into any lease, contract, agreement, commitment, arrangement or transaction that is or will be part of the Assets, except in the ordinary course of the Business consistent with past practice;

               (vii) amend, modify or change any lease, contract or agreement that is or will be part of the Assets outside of the ordinary course of the Business consistent with past practice;

               (viii) change any of the accounting principles or practices used by it relating to the Business, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by Union Oil to Titan;

               (ix) waive, release, grant or transfer any rights of value that are or will be part of the Assets, other than in the ordinary course of the Business consistent with past practice;

               (x) take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in Article III becoming untrue or any material breach of this Agreement; or

               (xi) authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section 5.1.

     5.2  Conduct and Preservation of Business of Titan.  Titan covenants and
          ---------------------------------------------
agrees as follows:

          (a) Except as expressly provided in this Agreement, during the period from the date hereof to the Closing Date, Titan shall, and shall cause each of the Titan Subsidiaries to, (i) conduct its operations according to the ordinary course of business consistent with past practice and in compliance with all Applicable Laws, (ii) use its reasonable efforts to preserve, maintain and protect its properties and (iii) use its reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it.

          (b) Except as otherwise expressly provided in this Agreement, prior to the Closing Date, without the prior written consent of Union Oil, Titan shall not and shall not permit any of the Titan Subsidiaries to:

               (i)   amend its charter, bylaws or other organizational document;

               (ii) issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock of any class, except upon the exercise of employee stock options outstanding on the date of this Agreement or any other securities or equity equivalents, or amend in any material respect any of the terms of any such securities outstanding as of the date hereof;

               (iii) (A) split, combine or reclassify any shares of its capital stock; (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (C) repurchase, redeem or otherwise acquire any of its securities; or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Titan or any Titan Subsidiary;

               (iv) (A) except for amounts borrowed under Titan's $5,000,000 unsecured credit facility and amounts borrowed to fund severance obligations that will accrue as a result of the consummation of this Agreement, create, incur, guarantee or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other person in an aggregate amount in excess of $10,000,000, (B) make any loans, advances or capital contributions to, or investments in, any other person (other than to the wholly-owned Titan Subsidiaries and customary loans or advances to employees in amounts not material to the maker of such loan or advance), or (C) mortgage or pledge any of its material assets, tangible or intangible, or create any material lien thereupon;

               (v) (A) enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, (B) increase in any manner the compensation or fringe benefits of any director, officer or employee of Titan or the Titan Subsidiaries or (C) pay to any director, officer or employee of Titan or the

          Titan Subsidiaries any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof;

               (vi) acquire, sell, lease, transfer or otherwise dispose of, directly or indirectly, any assets other than those which are (x) in the ordinary course of business consistent with past practice and (y) in an aggregate amount less than $5,000,000;

               (vii) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

               (viii) (A) make any capital expenditure or expenditures before January 1, 2000 which in the aggregate are in excess of $10,000,000, except as contemplated by Titan's capital expenditure budget for 1999, a copy of which has been made available to Union Oil, (B) make any capital expenditure or expenditures during the quarter ending March 31, 2000 or any subsequent quarter that in the aggregate are in excess of the greater of the total amount of cash flow for the preceding quarter or $20,000,000, or (C) make any individual well expenditures in excess of $3,500,000;

               (ix) make any Tax election or settle or compromise any federal, state local or foreign income Tax liability material to Titan and the Titan Subsidiaries considered as a whole;

               (x) pay, discharge or satisfy any claims, liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, and whether asserted or unasserted), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the financial statements included in the Titan Commission Filings in the ordinary course of business consistent with past practice;

               (xi) enter into any lease, contract, agreement, commitment, arrangement or transaction outside the ordinary course of business consistent with past practice;

               (xii) amend, modify, or change in any material respect any existing lease, contract, or agreement, other than in the ordinary course of business consistent with past practice;

               (xiii) change any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by Titan to Union Oil;

               (xiv) waive, release, grant, or transfer any rights of value, other than in the ordinary course of business consistent with past practice;

               (xv) take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in Article IV becoming untrue or any material breach of this Agreement;

               (xvi)   amend the Titan Engagement Letters;

               (xvii) enter into any hedging, swap, fixed price sale or purchase (having a term of more than 90 days) or other derivative contract;

               (xviii) take any action that would be prohibited following the Closing under the terms of the Business Opportunity Agreement dated of even date herewith among Union Oil, the Company, Sub and Titan; or

               (xix) authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section 5.2.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1  Access to Information.
          ---------------------

          (a) Subject to Applicable Law, between the date hereof and the Closing Date, the Company and Union Oil (i) shall give Titan and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to all employees, all plants, offices, warehouses, properties and other facilities, and all books and records of the Company and Union Oil (to the extent relevant to the ownership and/or operation of the Assets), (ii) shall permit Titan and its authorized representatives to make such non-invasive inspections of the Assets as they may reasonably require and (iii) shall cause Union Oil's and the Company's officers to furnish Titan and its authorized representatives with such financial and operating data and other information with respect to the Company and the Assets as Titan may from time to time reasonably request; provided, however, (A) that no investigation pursuant to this Section 6.1 shall affect any representation or warranty of the Company or Union Oil contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith; (B) that the Company shall have the right to have a representative present at all times of any such inspections, interviews and examinations conducted at or on the offices or other facilities or properties of the Company or its affiliates or representatives and (C) that Titan shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement dated October 4, 1999 between Union Oil and Titan.

          (b) Subject to Applicable Law, between the date hereof and the Closing Date, Titan (i) shall give Union Oil and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to all employees, all plants, offices, warehouses, properties and other facilities, and all books and records of Titan and the Titan Subsidiaries, (ii) shall permit Union Oil and its authorized representatives to make such non-invasive inspections of the Assets as it may reasonably require and (iii) shall cause Titan's officers to furnish Union Oil and its authorized representatives with such financial and operating data and other information with respect to Titan and the Titan Subsidiaries as Union Oil may from time to time reasonably request; provided, however, (A) that no investigation pursuant to this
     Section 6.1 shall affect any representation or warranty of Titan contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith; (B) that Titan shall have the right to have a representative present at all times of any such inspections, interviews and examinations conducted at or on the offices or other facilities or properties of Titan or its affiliates or representatives and (C) that Titan shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement dated October 4, 1999 between Union Oil and Titan.

          (c) For a period of six years after the Closing Date, Union Oil and the Company shall, using procedures consistent with their current record retention procedures, (i) preserve and retain all books and records held by either of them or their subsidiaries that relate to the operation of the Assets on or before the Closing Date (the "Records") and (ii) subject to the provisions of this Article VI, make the Records available to each other and their respective agents upon reasonable notice and at reasonable times, it being understood that either party shall be entitled to make copies of any of the Records at the copying party's expense. Union Oil and the Company further agree not to dispose of any of the Records in their possession for a period of six years after the Closing Date unless the party proposing to destroy the Records, or some portion thereof, gives the other party notice of the proposed destruction and a reasonable opportunity, at the other party's cost and expense, to remove and retain all or any part of such Records as the other party may select.

     6.2  Titan Acquisition Proposals.
          ---------------------------

          (a) Titan will notify Union Oil immediately and in any event within twelve (12) hours of receipt of any proposals by, request for any information from, or initiation of or attempt or request to initiate any negotiations or discussions with, Titan or its officers, directors, employees, investment bankers, attorneys, accountants or other agents, in each case in connection with any Acquisition Proposal (as defined below) or the consideration of making of an Acquisition Proposal ("Acquisition Proposal Interest") indicating, in connection with such notice, the terms and conditions of any Acquisition Proposals or offers. Titan agrees that as of the date hereof it shall cease and cause to be terminated any activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal Interest. Titan agrees that it shall keep Union Oil informed, on a reasonably current basis, of the status and terms of any Acquisition Proposal Interest. The term "Acquisition Proposal," as used herein, means any tender or exchange offer involving Titan or the Titan Subsidiaries or any offer or proposal for a merger, consolidation or other business combination or joint venture involving Titan or the Titan Subsidiaries or the acquisition of any substantial equity interest in, or a substantial portion of the assets of, Titan or the Titan Subsidiaries or any offer or proposal with respect to any recapitalization or restructuring with respect to Titan or the Titan Subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Except as provided in Section 6.2(c) or 6.2(d), from the date hereof until this Agreement is terminated in accordance with its terms, Titan shall not, and shall use its reasonable efforts to ensure that its directors, officers, employees, investment bankers, attorneys, accountants or other agents shall not, directly or indirectly (i) solicit, initiate or knowingly encourage, or take any action to facilitate the making of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) engage in discussions or negotiations with, or provide any information relating to Titan to any person relating to an Acquisition Proposal; provided, however, that nothing contained in this
     Section 6.2 shall prohibit Titan or its Board of Directors from taking and disclosing to Titan's stockholders its position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act to the extent required by Applicable Law.

          (c) Notwithstanding the foregoing, Titan may furnish information concerning its business, properties or assets to any person and may negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal if (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to Titan relating to any such transaction which Titan's Board of Directors determines in good faith, after receiving advice from Petrie Parkman & Co., represents a financially superior transaction to the Transaction from the standpoint of the stockholders of Titan other than the officers and directors of Titan and (y) Titan's Board of Directors determines in good faith, upon advice of counsel, that the failure to provide such information or access or to engage in such discussions or negotiations would cause Titan's Board of Directors to violate its fiduciary duties to Titan's stockholders under Applicable Law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal").

          (d) Except as set forth herein, neither Titan's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Union Oil, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Transaction, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, Titan's Board of Directors may (subject to the terms of this sentence and the following sentence) terminate this Agreement in accordance with Section 10.1(d) and enter into an agreement with respect to a Superior Proposal, in which event Titan may take any of the actions set forth in clauses (i) through (iii) of the immediately preceding sentence; provided,
                                                                      --------
     however, that Titan shall not enter into an agreement with respect to a
     -------
     Superior Proposal unless Titan shall have furnished Union Oil with written notice not later than 12:00 noon two (2) Business Days in advance of any date that it intends to enter into such agreement and afford Union Oil an opportunity to make a proposal that is superior to such Superior Proposal.

     6.3  Company Acquisition Proposals. From the date hereof until Closing or
          -----------------------------
earlier termination of this Agreement, none of the Company, Union Oil or any affiliate, director, officer, employee or representative of the Company or Union Oil shall, directly or indirectly, (i) solicit, initiate or knowingly encourage any Company Acquisition Proposal (as defined below) or (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to, the Company, or afford access to the properties, books or records of the Company, Union Oil or any other subsidiary of Union Oil to, any person that is considering making or has made a Company Acquisition Proposal. The term "Company Acquisition Proposal", as used herein, means any offer or proposal for, or any indication of interest in, a merger or other business combination with the Company or the acquisition of the Assets or any equity interest in, or a substantial portion of the assets of, the Company, other than the transactions contemplated by this Agreement.

     6.4  Special Meeting; Proxy Statement/Prospectus; Registration Statement.
          -------------------------------------------------------------------

          (a) Titan shall take all action necessary in accordance with Applicable Law and its Certificate of Incorporation to duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable after the date hereof to consider and vote upon the adoption and approval of this Agreement, the Transaction and the matters required by any national securities exchange or interdealer quotation system. The stockholder vote required for the adoption and approval of this Agreement and the Transaction contemplated thereby shall be the vote of the holders of a majority of the outstanding shares of Titan Common Stock, and a majority of the shares of Titan Common Stock other than shares held by officers of Titan, present in person or by proxy at the Special Meeting, where a quorum is present either in person or by proxy. Subject to Section 6.2(d), the Board of Directors of Titan shall
     (i) unanimously recommend to the stockholders of Titan that they vote in favor of the adoption and approval of this Agreement, the Transaction and the matters contemplated thereby, (ii) use its reasonable efforts to solicit from the stockholders of Titan proxies in favor of such adoption and approval and (iii) take all other action reasonably necessary to secure a vote of the stockholders of Titan in favor of such adoption and approval.

          (b) As soon as practicable following the date of this Agreement, Titan and Union Oil shall cooperate to prepare and file with the Commission preliminary proxy materials for the use at the Special Meeting, which will also constitute the Prospectus to be included in the Registration Statement referred to in Section 6.4(d) (the definitive proxy statement filed with the Commission, as amended or supplemented, is herein referred to as the "Proxy Statement/Prospectus"). Titan and Union Oil shall cooperate to use reasonable efforts to have the Proxy Statement/Prospectus cleared by the Commission as promptly as practicable. Union Oil and Titan shall cooperate with each other in the preparation of the Proxy Statement/Prospectus and shall furnish such data and information relating to Titan, Union Oil, the Assets and the Company as may reasonably be required for the purpose of including the data and information in the Proxy Statement/Prospectus.
     Titan and Union Oil shall give each other and their counsel the opportunity to review any preliminary proxy materials and the Proxy Statement/Prospectus prior to their being filed with the Commission and shall give each other and their counsel the opportunity to review all amendments and supplements thereto and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Commission. Neither Party shall file the Proxy Statement/Prospectus or any amendment thereto without the other party's prior consent. Titan and Union Oil will provide promptly to each other copies of all correspondence between such party or any of its representatives and the Commission. Union Oil and Titan each agrees promptly to correct any information provided by it for use in the Proxy Statement/Prospectus if and to the extent that such information shall have become false or misleading in any material respect.

          (c) Except as provided in Section 6.2(d), the Proxy Statement/Prospectus shall contain the unanimous recommendation of the Board of Directors of Titan that stockholders of Titan vote in favor of the adoption and approval of this Agreement and the Transaction. Titan shall not mail or otherwise distribute the Proxy Statement/Prospectus to its stockholders without consultation with Union Oil and its counsel.

          (d) As soon as practicable following the date of this Agreement, Titan and Union Oil shall cooperate to prepare on the Company's behalf a registration statement (the "Registration Statement") to be filed by the Company on Form S-4 with the Commission under the Securities Act with respect to the offering, sale and delivery of the shares of Company Common Stock to be issued pursuant to the Merger, which will include the Proxy Statement/Prospectus; and Union Oil will use its reasonable efforts to cause such Registration Statement to become effective as soon as practicable after filing. Titan agrees that the Registration Statement (except with respect to information concerning Union Oil, the Company and Sub furnished by or on behalf of Union Oil, the Company and Sub specifically for use therein, for which information Union Oil shall be responsible) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder, and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. Titan and Union Oil will each advise the other party in writing if prior to the Effective Time it shall obtain knowledge of any fact that would, in its opinion, make it necessary to amend or supplement the Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

     6.5  Reservation of Company Common Stock.  The Company shall reserve for
          -----------------------------------
issuance, out of its authorized but unissued capital stock, such number of shares of Company Common Stock as may be issuable upon consummation of the Merger and such number of shares of Company Common Stock as may be issuable upon exercise of the Assumed Options and the options granted pursuant to Section 6.25.

     6.6  Notification of Certain Matters.  The Company and Union Oil shall give
          -------------------------------
prompt notice to Titan of (i) the discovery of any fact or circumstance which would be likely to cause any representation or warranty contained in Article III to be untrue or inaccurate in any material respect and (ii) any material failure of the Company or Union Oil to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Titan shall give prompt notice to the Company of (i) the discovery of any fact or circumstance which would be likely to cause any representation or warranty contained in Article IV to be untrue or inaccurate in any material respect and (ii) any material failure of Titan to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Titan hereunder. The delivery of any notice pursuant to this Section 6.6 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice,
(ii) modify the conditions set forth in Articles VII and VIII or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.7  HSR Act; Consents.  If required, each of the parties hereto shall (i)
          -----------------
file or cause to be filed, as promptly as practicable but in no event later than five (5) consecutive Business Days after the execution and delivery of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each party hereto agrees to request, and to cooperate with the other party or parties in requesting, early termination of any applicable waiting period under the HSR Act. Each of the parties also shall use its reasonable efforts to obtain all other consents, approvals, orders, authorizations and waivers of, and to effect all declarations, filings and registrations with, all third parties (including Governmental Entities) that are necessary, required or deemed to be desirable to enable the parties to effect the transactions contemplated by this Agreement and to otherwise consummate the transactions contemplated hereby.

     6.8  Disclosure Letters.
          ------------------

          (a) The Union Oil Disclosure Letter, executed by Union Oil and the Company as of the date hereof, and delivered to Titan on the date hereof, contains all disclosure required to be made therein. Each item of disclosure set forth in the Union Oil Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

          (b) The Titan Disclosure Letter, executed by Titan as of the date hereof, and delivered to Union Oil and the Company on the date hereof, contains all disclosure required to be made therein. Each item of disclosure set forth in the Titan Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

     6.9  Reasonable Efforts.  Each party hereto agrees that it will not
          ------------------
voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in determining whether any other consents, approvals, orders, authorizations, waivers, declarations, filings or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby, (ii) using its reasonable efforts to obtain any such consents, approvals, orders, authorizations and waivers and to effect any such declarations, filings and registrations, (iii) using its reasonable efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (iv) using its reasonable efforts to defend, and to cooperate in defending, all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and (v) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

     6.10 Public Announcements.  Except as may be required by Applicable Law or
          --------------------
required by any listing agreement with any national securities exchange or interdealer quotation system, neither Titan, on the one hand, nor the Company or Union Oil, on the other, shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

     6.11 Fees and Expenses.  Except as provided below, all Expenses (as defined
          -----------------
below) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided, however, that (i) the parties acknowledge that Expenses incurred by or on behalf of Union Oil or any of its subsidiaries shall be deemed for all purposes to have been incurred by the Company and (ii) if this Agreement is terminated for any reason, then the allocable share of Union Oil, the Company and Sub, as a group, and Titan for all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, Proxy Statement/Prospectus and HSR, shall be one-half each. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus, the solicitation of Titan stockholder approval, requisite HSR filings and all other matters related to the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, all fees and expenses of Donaldson, Lufkin & Jenrette incurred by Union Oil shall be paid by Union Oil.

     6.12 Employees and Employee Benefit Plans.
          ------------------------------------

          (a) On the Closing Date, Union Oil or its affiliates shall cause the termination of all of the employees of Union Oil or its affiliates employed in connection with the Business (the "Employees"). Prior to the Closing Date, Union Oil will assist or cause its affiliates to assist the Company in offering employment to and hiring those Employees designated by

     Titan in its sole discretion and on such terms and conditions designated by Titan in its sole discretion. The Company and its affiliates are not obligated to hire any of the Employees. The Company is not hereby, and at no time hereafter will be, adopting, accepting, or assuming any employee benefit plan or collective bargaining agreement of Union Oil or its affiliates relating to any of their employees or any other agreement, trust, plan, fund, or other arrangement of Union Oil or its affiliates (including, but not limited to flexible contribution plans) that provides for employee benefits or perquisites (collectively, "Employment Arrangements"), and the Company shall have no liability or obligation whatsoever under any Employment Arrangement to Union Oil or its affiliates or to any Employees of Union Oil or its affiliates, whether or not any of such employees are offered employment by or become employees of the Company. The Company is not obligated to replace any of the Employment Arrangements for any Employees who become employees of the Company, nor is the Company obligated to provide such persons with any similar agreements, plans, or arrangements. Union Oil and its affiliates are responsible for and shall timely pay all wages, salaries, employment benefits of any kind or nature, arising out of services performed by the Employees on or prior to the Closing Date including, without limitation, retirement, health and other benefits, vacation pay and any termination or severance pay, whether due immediately or at some future date, whether or not required under any collective bargaining agreement. All wages, salaries, vacation and sick pay, termination or severance pay and any other employment benefit or other compensation earned or accrued with respect to or arising out of services performed by the Employees on or prior to the Closing Date shall be paid, or caused to be paid, by Union Oil in accordance with any agreement with any such Employees or within the time limits prescribed by law. Any Employee terminated by the Company or any of its affiliates within 365 days of the Closing under circumstances that would have resulted in benefits being paid under Union Oil's Employee Redeployment Program and Termination Allowance Plan ("Severance Benefits") had the termination occurred while the Employee was employed by Union Oil, shall be eligible for payment of equivalent Severance Benefits from the Company. Union Oil shall pay to the Company 50% of the cost of said Severance Benefits upon receipt of adequate documentation of said payment. In connection with all matters related to this Section 6.12, Union Oil and its affiliates agree to comply with all Applicable Laws, including without limitation the Worker Adjustment and Retraining Notification Act or any similar law or regulation. Union Oil agrees to indemnify and hold harmless the Company and its affiliates from any and all liability, including attorneys fees and costs, related in any way to claims arising from the employment relationship between Union Oil or its affiliates and the Employees (or the termination of that relationship). The Company agrees to indemnify and hold harmless Union Oil and its affiliates from any and all liability, including attorneys' fees and costs, related in any way to claims arising from the employment of Employees by the Company (and, subject to the forgoing provisions, the subsequent termination of that relationship).

          (b) The employee benefit plans offered by the Company or its affiliates to Employees hired by the Company or an affiliate of the Company in connection with the transaction shall recognize (or be amended to recognize) the services of Employees for periods of employment by Union Oil or an affiliate of Union Oil for purposes of eligibility, participation and vesting, but not for purposes of benefit accruals (other than for purposes of determining vacation benefits). Employees hired by the Company or an affiliate of the Company who are eligible employees under the Company's (or its affiliate's) 401(k) and matching plans may participate in such plans.

          (c) Union Oil or its affiliates currently maintain one or more defined contribution plans (the "Union Oil DC Plans") which provide certain retirement benefits for the Employees. Effective as of the Closing Date, with respect to Employees hired by the Company or an affiliate in connection with the transaction, Union Oil shall take all necessary and appropriate action to amend all Union Oil DC Plans in which such Employees participate to provide that (i) such Employees receive full and immediate vesting in any employer-derived benefits accrued under such plans; (ii) such Employees who have outstanding loans will not be in default on such loans unless and until each such Employee receives a distribution from such plan or fails to make a timely payment on such loan(s); and (iii) such Employees may receive a distribution of their individual accounts under such plans that are qualified cash or deferred arrangements within the meaning of Section 401(k) of the Code as soon as administratively feasible after the Closing Date; provided, however, that in the event that distributions to such Employees cannot be made from a Union Oil DC Plan which is a qualified cash or deferred arrangement under Section 401(k) of the Code because such distributions would jeopardize the tax-qualified status of such plan (as may be determined in Union Oil's sole discretion), then the individual accounts of such Employees shall continue to be maintained and administered under a Union Oil DC Plan.

          (d) Union Oil or its affiliates currently maintain one or more defined benefit pension plans (the "Union Oil DB Plans") which provide certain retirement benefits for the Employees. Union Oil shall remain solely responsible for making all contributions to the Union Oil DB Plans (including the payment of Pension Benefit Guaranty Corporation premiums applicable thereto) and the Company and its affiliates shall have no obligation or liability whatsoever with respect to the Union Oil DB Plans. Effective as of the Closing Date, Union Oil will take all necessary and appropriate action to cause the Union Oil DB Plans to expressly provide that Employees hired by the Company or an affiliate who were participants in the Union Oil DB Plans prior to the Closing will be fully vested for purposes of early retirement eligibility.

          (e) Union Oil agrees to indemnify and hold harmless the Company and its affiliates from any and all liability, including attorneys fees and costs, related in any way to any plan, program or arrangement pursuant to which benefits are provided to employees or former employees of Union Oil or its affiliates in respect of employment by Union Oil or its affiliates.

          (f) Welfare benefit plans established by Union Oil or an affiliate applicable to the Employees shall be responsible for all claims incurred under those plans prior to the Closing, including all claims incurred but unreported as of that time. Employees receiving disability benefits as of the Closing Date shall continue to receive benefits from plans sponsored by Union Oil or an affiliate of Union Oil while the disability continues or until their eligibility otherwise expires as provided in such plans. The Company and its affiliates shall have no obligation to pay any medical, life, disability or any other benefits to any Employee who does not actively work for the Company or an affiliate after the Closing. In addition, the Company and its affiliates shall have no obligation to pay any medical, life, disability or any other benefits to any Employee who actively works for the Company or an affiliate after the Closing unless such Employee becomes eligible to participate in the Company's (or its affiliate's) employee benefit plans which provide those benefits.

          (g) Union Oil shall use its reasonable efforts to enforce all non-compete, confidentiality and non-disclosure agreements with Employees of Union Oil or an affiliate with respect to the Assets.

          (h) The Company shall have sole responsibility for "continuation coverage" benefits provided after the Closing Date under the Company's group health plans to all Employees hired by the Company and "qualified beneficiaries" of such Employees, for whom a "qualifying event" has occurred after the Closing Date. Union Oil shall have sole responsibility for "continuation coverage" benefits provided under Union Oil's (or its affiliates') group health plans to all current Employees of Union Oil (or an affiliate of Union Oil) hired by the Company and "qualified beneficiaries" of such Employees of Union Oil, for whom a "qualifying event" has occurred on or before the Closing Date. The terms "continuation coverage," "qualified beneficiaries" and "qualifying event" shall have the meaning ascribed to thereunder Section 4908B of the Code and Sections 601 through 608 of ERISA and the regulations thereunder.

     6.13 Indemnification of Claims of Brokers.  Union Oil, on the one hand, and
          ------------------------------------
Titan, on the other, shall indemnify and hold each other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Union Oil (or the Company) or Titan, as the case may be, and shall bear the cost of legal fees and expenses incurred in defending against any such claim.

     6.14 Amendment of Disclosure Letters.  Each party hereto agrees that, with
          -------------------------------
respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend the Disclosure Letter of such party with respect to any matter hereafter arising or discovered which, if known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter of such party. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 7.1 and 8.1 have been fulfilled, the Disclosure Letters shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto.

     6.15 Transfer Taxes.  All sales, transfer, filing, recordation,
          --------------
registration, stamp, and similar Taxes and fees arising from or associated with the sale and transfer of the Assets as contemplated hereunder, whether levied on Titan, the Company or Union Oil, shall be borne by the Company, and the Company shall file all necessary documentation with respect to, and make all payments of, such Taxes and fees on a timely basis.

     6.16 Amendment of Rights Plan. Titan's Board of Directors shall take all
          ------------------------
necessary to amend or otherwise cause the Titan Rights Agreement to permit the transactions contemplated hereby.

     6.17 Management Employee Agreements.  The parties agree that Titan shall be
          ------------------------------
permitted at or prior to Closing to enter into an agreement in the form attached hereto as Exhibit 6.17(a) (the "Executive Letter Agreement") with each of its executive officers and on the Closing Date to make the payments contemplated thereby. The Company agrees on or as soon as practicable after the Closing Date to enter into a new severance agreement in such form and on such terms as shall be approved by the CEO and the Compensation Committee of the Board of Directors (the "Company Severance Agreements") with each executive officer of Titan that is to become an officer of the Company upon consummation of the transactions contemplated by this Agreement; provided, however, that such Company Severance Agreements shall have such further terms as are described on Schedule 6.17(b).

     6.18 Tax Treatment.  Each of Union Oil and Titan undertakes and agrees to
          -------------
use its reasonable efforts to cause the Merger to qualify, and to take no action that would cause the Merger not to qualify, for treatment as a "reorganization" within the meaning of Section 368(a) of the Code and as a transfer of property to the Company by the stockholders of Titan governed by Section 351 of the Code. Each of Union Oil and Titan undertakes and agrees to use its reasonable efforts to cause Union Oil's transfer of the Assets to the Company to qualify, and to take no action that would cause such transaction not to qualify, for treatment under Section 351(a) of the Code. Neither Union Oil, Titan nor the Company will take a position on any Tax Return, or before any Taxing Authority, that is inconsistent with the foregoing unless otherwise contemplated by Section 9.3.

     6.19 Company Board.  Union Oil shall cause the directors and officers of
          -------------
the Company from and after the Closing Date to consist of the persons set forth on Schedule 6.19 hereto in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Company's Certificate of Incorporation and Bylaws and the Stockholder Voting Agreement.

     6.20 Stock Exchange Listing.  Each of Union Oil, Titan and the Company
          ----------------------
shall use its reasonable efforts to cause the Company Common Stock to be approved for listing on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD prior to the Effective Time, subject in either case to official notice of issuance.

     6.21 Indemnification and Insurance.
          -----------------------------

     (a) From and after the Effective Time, the Company shall cause the Surviving Corporation to indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is, or has been at any time prior to the Effective Time, an officer or director of Titan (or a Titan Subsidiary or division thereof) and each person who served at the request of Titan as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an "Indemnified Person" and, collectively, the "Indemnified Persons") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) the Company shall cause the Surviving Corporation to pay, as incurred, the fees and expenses of counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the Indemnified Person, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) the Company will, and will cause the Surviving Corporation to, cooperate in the defense of any such matter; provided, however, the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that the Surviving Corporation shall not be obligated pursuant to this Section 6.21 to pay the fees and disbursements of more than one counsel for all Indemnified Persons in any single Action, unless, in the good faith judgment of any of the Indemnified Persons, there is or may be a conflict of interests between two or more of such Indemnified Persons, in which case there may be separate counsel for each similarly situated group.

     (b) The parties agree that the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation, bylaws and any indemnification agreement of Titan and the Titan Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Action pending or asserted or claim made within such period shall continue until the disposition of such Action or resolution of such claim.

     (c) The parties agree that Titan shall be permitted on or before the Closing Date to procure officers' and directors' liability insurance covering the Indemnified Persons who are, on the date of this Agreement and/or at the Effective Time, officers or directors of Titan with respect to, among other things, acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that without the consent of Union Oil the aggregate premiums for such insurance for the full term thereof shall not exceed $700,000.

     (d) The rights of each Indemnified Person hereunder shall be in addition to any other rights such Indemnified Person may have under the certificate of incorporation or bylaws of Titan or the Titan Subsidiaries, under the DGCL or otherwise. The provisions of this Section 6.21 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

     (e) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of the Company, as the case may be, shall assume the obligations set forth in this Section 6.21.

     6.22 Affiliate Agreements.  Titan shall identify in a letter to Union Oil
          --------------------
all persons who are, on the date hereof, "affiliates" of Titan, as such term is used in Rule 145 under the Securities Act. Titan shall use its reasonable efforts to cause such persons to deliver to Union Oil not later than ten (10) days prior to the date of the Titan Special Meeting, a written agreement substantially in the form attached hereto as Exhibit 6.22 and shall use its reasonable efforts to cause persons who become "affiliates" after the date hereof but prior to the Closing Date to execute and deliver agreements at least five (5) days prior to the Closing Date.

     6.23 Ancillary Agreements.  Simultaneously with the execution of this
          --------------------
Agreement, Union Oil, the Company and Titan, to the extent that they are a party thereto, are entering into each of the following agreements (collectively, the "Ancillary Agreements") that they are a party thereto:

     (a) Business Opportunities Agreement, dated as the date hereof but effective as of and conditioned upon the Closing, among Union Oil, the Company and Titan (the "Business Opportunities Agreement");

     (b) Non-Dilution Agreement, dated as of the date hereof but effective as of and conditioned upon the Closing, between Union Oil and the Company (the "Non-Dilution Agreement");

     (c) Registration Rights Agreement, dated as of the date hereof but effective as of and conditioned upon the Closing, between Union Oil and the Company (the "Registration Rights Agreement");

     (d) Stockholders Voting Agreement, dated as of the date hereof but effective as of and conditioned upon the Closing, among Union Oil, the Company and CEO (the "Stockholder Voting Agreement");

     (e) Voting Agreement, dated as of the date hereof, between Union Oil and CEO (the "Voting Agreement"); and

     (f) Employment Agreement, dated as of the date hereof but effective as of and conditioned upon the Closing, between the Company and CEO.

     6.24 Dividend Restriction.  For a period of three years following the
          --------------------
Closing Date, the Company shall not pay any dividend in cash or property (other than capital stock) in excess of $5,000,000 per year on the outstanding shares of Company Common Stock unless approved by a majority of the Board of Directors of the Company who are not affiliates of Union Oil.

     6.25 Incentive Plan.  The Company, subject to the consummation of the
          --------------
Merger, has (i) adopted the Company's 1999 Incentive Plan in the form attached hereto as Exhibit 6.25 (the "Company Incentive Plan"), which adoption has been approved by Union Oil as sole stockholder of the Company, and (ii) has approved the grant of options (subject to consummation of the Merger) pursuant to such plan to the persons and on the terms set forth on Schedule 6.25.

     6.26 Registration Rights Agreement.  On or prior to Closing, the Company
          -----------------------------
shall enter into a registration rights agreement with CEO in substantially the form of the Amended and Restated Registration Rights Agreement dated September 30, 1996 among Titan, CEO and others, with conforming changes so that such agreement covers the shares of Company Common Stock owned by CEO, provides him with two demand rights, does not contain a percentage threshold for exercising the demand registration rights and provides that the shares to be registered pursuant to the demand registration rights must have an estimated aggregate offering price to the public of at least $10 million (or $20 million in the first occasion CEO completes an offering pursuant to his demand registration rights).


                                  ARTICLE VII

                    CONDITIONS TO OBLIGATIONS OF UNION OIL

     The obligations of Union Oil, the Company and Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

     7.1  Representations and Warranties.  As of the date hereof and (except for
          ------------------------------
any representation or warranty that states specifically that it is made as of the date hereof or as of an earlier date) on the Closing Date, all the representations and warranties of Titan contained in this Agreement shall be true and correct without regard to any materiality qualification thereto, provided such condition shall be deemed satisfied if the value of Titan is not more than $20,000,000 less than it would have been if all such breached representations and warranties had been true and correct.

     7.2  Covenants and Agreements.  Titan and the Titan Subsidiaries shall have
          ------------------------
performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

     7.3  Certificate.  Union Oil shall have received a certificate executed on
          -----------
behalf of Titan by the president of Titan, dated the Closing Date, representing and certifying that the conditions set forth in this Article VII have been fulfilled.

     7.4  HSR Act.  All waiting periods (and any extensions thereof) applicable
          -------
to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

     7.5  Legal Proceedings.  No Proceeding shall, on the Closing Date, be
          -----------------
pending or threatened seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     7.6  Consents.  All consents, approvals, orders, authorizations and waivers
          --------
of, and all declarations, filings and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto, or otherwise reasonably necessary for the consummation of the transactions contemplated hereby, shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing, unless the failure to obtain or make any such consent, approval, order, authorization, waiver, declaration, filing or registration would not have a Material Adverse Effect on the Company, the Surviving Corporation, its subsidiaries or the Assets.

     7.7  Stockholder Approval.  Titan shall have received stockholder approval
          --------------------
of the Merger and the consummation of the transactions contemplated by this Agreement as described in Section 6.4(a).

     7.8  Registration Statement.  The Registration Statement shall have become
          ----------------------
effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the Commission.

     7.9  Listing of Company Common Stock.  The Company Common Stock shall have
          -------------------------------
been approved for listing on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD, subject, in either case, to official notice of issuance.

     7.10 Accounting Matters.  The Company shall have received a "comfort"
          ------------------
letter from Titan's independent accountants, dated the effective date of the Proxy Statement/Prospectus and addressed to the Company, of the kind contemplated by the Statement on Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), in form reasonably acceptable to the Company, in connection with the procedures undertaken by Titan's independent accountants with respect to the financial statements of Titan included in the Registration Statement and the other matters with respect to Titan contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

     7.11 Opinion of Tax Counsel.  Union Oil and the Company shall have received
          ----------------------
a written opinion, in form reasonably satisfactory to each (the "Union Oil Tax Opinion"), to the effect that the transfer of the Assets and the assumption of the Liabilities specified in Section 2.1 will not result in gain or loss to Union Oil or the Company. In rendering such Union Oil Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Union Oil and Titan and of their respective "affiliates" reasonably satisfactory in form and substance to such counsel.

                                 ARTICLE VIII

                      CONDITIONS TO OBLIGATIONS OF TITAN

     The obligations of Titan to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

     8.1  Representations and Warranties.  As of the date hereof and (except for
          ------------------------------
any representation or warranty that states specifically that it is made as of the date hereof or as of an earlier date) on the Closing Date, all the representations and warranties of the Company and Union Oil contained in this Agreement shall be true and correct without regard to any materiality qualification thereto, provided such condition shall be deemed satisfied if the value of the Assets is not more than $35,000,000 less than it would have been if all such breached representations and warranties had been true and correct.

     8.2  Covenants and Agreements.  The Company and Union Oil shall have
          ------------------------
performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

     8.3  Certificate.  Titan shall have received a certificate executed on
          -----------
behalf of Union Oil and the Company by an officer of each, dated the Closing Date, representing and certifying that the conditions set forth in this Article VIII have been fulfilled.

     8.4  HSR Act.  All waiting periods (and any extensions thereof) applicable
          -------
to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

     8.5  Legal Proceedings.  No Proceeding shall, on the Closing Date, be
          -----------------
pending or threatened seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     8.6  Consents.  All consents, approvals, orders, authorizations and waivers
          --------
of, and all declarations, filings and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto, or otherwise reasonably necessary for the consummation of the transactions contemplated hereby, shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing, unless the failure to obtain or make any such consent, approval, order, authorization, waiver, declaration, filing or registration would not have a Material Adverse Effect on the Company and Sub considered as a whole.

     8.7  Stockholder Approval.  Titan shall have received stockholder approval
          --------------------
of the Merger and the consummation of the transactions contemplated by this Agreement as described in Section 6.4(a).

     8.8  Registration Statement.  The Registration Statement shall have become
          ----------------------
effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the Commission.

     8.9  Listing of Company Common Stock.  The Company Common Stock shall have
          -------------------------------
been approved for listing on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD, subject, in either case, to official notice of issuance.

     8.10 Accounting Matters.  Titan shall have received a "comfort" letter from
          ------------------
the Company's independent accountants, dated the effective date of the Proxy Statement/Prospectus and addressed to Titan, of the kind contemplated by the Statement on Auditing Standards with respect to Letters to Underwriters promulgated by the AICPA Statement, in form reasonably acceptable to Titan, in connection with the procedures undertaken by the Company's independent accountants with respect to the financial statements of the Company included in the Registration Statement and the other matters with respect to the Assets contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

     8.11 Opinion of Tax Counsel.  Titan shall have received a written opinion
          ----------------------
from Thompson & Knight L.L.P., in form reasonably satisfactory to such party (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and/or a transfer of property to the Company by the stockholders of Titan governed by
Section 351 of the Code, and (ii) the exchange in the Merger of Titan Common Stock for Merger Consideration will not give rise to gain or loss to the shareholders of Titan with respect to such exchange (except to the extent of any cash received). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Union Oil and Titan and of their respective "affiliates" reasonably satisfactory in form and substance to such counsel.

                                  ARTICLE IX

                                  TAX MATTERS

     9.1  Tax History of the Company.  As of the Closing Date, the Company is a
          --------------------------
newly-formed entity with no tax or operational history.

     9.2  Proration of Taxes.  The Company and Union Oil shall apportion all ad
          ------------------
valorem and similar taxes on the Assets, as well as severance or other Taxes imposed upon any of the Assets, or with respect to any production from the Assets, as of the Closing Date. Union Oil shall pay and be responsible for all such Taxes apportioned to the period ending on December 31, 1999, and the Company shall pay and be responsible for all such Taxes apportioned to the period beginning January 1, 2000.

     9.3  Tax Benefit Payments.
          --------------------

          (a) In the event there is a Final Determination (as defined below) applicable to Union Oil's federal income tax return for the year of the Closing Date which results in the transfer of Union Oil's Assets to the Company not qualifying under Section 351(a) of the Code, the Company will amend its prior year Tax Returns (to the extent allowed by law) to take into account the larger deductions resulting from the Stepped-up-Basis (as defined below) of the Assets.

          (b) The Company will pay to Union Oil an amount equal to the realized actual cash reduction in Taxes resulting from the Stepped-up Basis ("Tax Benefit"). Such Tax Benefit shall be calculated for each taxable year (including those for which amended returns are filed pursuant to subsection 9.3(a) above) by determining the difference between the amount of tax that would have been paid for such year without the adjustments to the tax basis resulting from the Final Determination referenced in subsection 9.3(a) above and the amount of tax paid with the Stepped-up Basis and will include any refund interest resulting from amending the Company's Tax Returns as provided in subsection 9.3(a) above.

          (c) The payment for any year shall be adjusted to take into account any increase or decrease in the Tax Benefit for any prior year, whether resulting from the filing of an amended return, a Final Determination with respect to such year, or otherwise.

          (d) "Final Determination" shall mean (i) a final decision with respect to the proposed adjustment by an IRS appeals officer as evidenced by the issuance of a 90-day letter, IRS Form 870-AD or like notice unless judicial proceedings are initiated, (ii) a final non-appealable decision with respect to the proposed adjustment by a court of competent jurisdiction, or (iii) the settlement of the proposed adjustment with the consent of Titan and the Company (which consent shall not be unreasonably withheld).

          (e) "Stepped-up Basis" shall mean a tax basis for the Assets as adjusted pursuant to the Final Determination referenced in subsection 9.3(a) above.

          (f)  The parties agree to treat all payments pursuant to this Section
     9.3 as adjustments to the purchase price for federal income tax purposes.

          (g) At the Company's option, any payments required hereunder may be made in either cash or Company Common Stock, with the number of shares to be determined by dividing the amount of the payment by the average of the closing prices for the Common Stock for the twenty trading days previous to the date of payment on a national securities exchange or the Nasdaq National Market, as applicable.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

     10.1 Termination.  This Agreement may be terminated and the transactions
          -----------
contemplated hereby abandoned at any time prior to the Closing in the following manner:

          (a)  By mutual written consent of Union Oil and Titan; or

          (b)  By Union Oil or Titan, if:

               (i) The Closing shall not have occurred on or before May 31, 2000, unless such failure to close shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i);

               (ii) There shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable; or

               (iii) The approval of the stockholders of Titan contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote specified in Section 6.4 at a duly held meeting of stockholders or any adjournment thereof.

          (c) By Union Oil, if (i) any of the representations and warranties of Titan contained in this Agreement shall not be true and correct such that the condition set forth in Section 7.1 would not be satisfied or (ii) Titan shall have failed to fulfill in any material respect any of its material obligations under this Agreement, which failure is material to the obligations of Titan under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty or failure (provided it can be cured) has not been cured within 30 days of notice thereof by Union Oil;

          (d) By Titan, if (i) any of the representations and warranties of the Company or Union Oil contained in this Agreement shall not be true and correct such that the condition set forth in Section 8.1 would not be satisfied, (ii) the Company or Union Oil shall have failed to fulfill in any material respect any of its material obligations under this Agreement, which failure is material to the obligations of the Company or Union Oil under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty or failure (provided it can be cured) has not been cured within 30 days of notice thereof by Titan, or
     (iii) such termination is necessary to allow Titan to enter into an agreement in accordance with Section 6.2 hereof with respect to a Superior Proposal which

     Titan's Board of Directors has determined is more favorable to the stockholders of Titan than the transactions contemplated hereby; or

          (e) By Union Oil, if (i) the Board of Directors shall withdraw, modify or change its recommendation or approval in respect of this Agreement in a manner adverse to Union Oil or (ii) a tender offer or exchange offer for outstanding shares of capital stock of Titan then representing 30% or more of the combined power to vote generally for the election of directors is commenced, and the Board of Directors of Titan does not recommend that stockholders not tender their shares into such tender or exchange offer.

     10.2 Effect of Termination.
          ---------------------

     (a)  In the event of the termination of this Agreement pursuant to Section
10.1 by Titan or Union Oil, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Titan, Union Oil, the Company, Sub or any of their respective directors, officers, employees, stockholders or representatives, except that the agreements contained in this
Section 10.2 and in Sections 6.11 and 6.13 and in Article XII shall survive the termination hereof. Nothing contained in this Section 10.2 shall otherwise relieve any party from liability for damages actually incurred as a result of any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties pursuant to the confidentiality agreements referred to in Section 6.1(a) and 6.1(b).

     (b)  If (i) Union Oil shall have terminated this Agreement pursuant to
Section 10.1(e), (ii) Titan shall have terminated this Agreement pursuant to
Section 10.1(d)(iii), or (iii) the Agreement is terminated by Union Oil pursuant to Section 10.1(c)(ii) and (with respect to the foregoing clause (iii) only) within 180 days after such termination (A) a transaction is consummated, which transaction, if offered or proposed, would constitute an Acquisition Proposal,
(B) an agreement for such a transaction is entered into or (C) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder) shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Titan then representing 50% or more of the combined power to vote generally for the election of directors, then in any such case Titan shall pay in immediately available funds simultaneously with such termination if pursuant to Section 10.1(d)(iii) and promptly, but in no event later than two (2) business days after the date of such termination if pursuant to Section 10.1(e), and promptly after the occurrence of the event specified in clause (iii) above in the case of such an event, to Union Oil a termination fee of $7,500,000, which fee shall be payable by wire transfer to such account as Union Oil may designate in writing to Titan. No fee shall be paid pursuant to this Section 10.2(b) if either Union Oil or the Company shall be in material breach of its obligations hereunder, after Titan has afforded Union Oil and the Company a 30 day period after notice in which to cure such breach.

     10.3 Amendment.  Any provision of this Agreement (including the Exhibits
          ---------
hereto) may be amended, to the extent permitted by law, prior to the Effective Time if, and only if, such amendment is in writing and signed, in the case of an amendment, by the Company, Union Oil, Sub and Titan; provided that after the adoption of this Agreement by the stockholders of Titan, no such amendment shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of Titan Common Stock or (ii) any of the other terms or conditions of this Agreement if such alteration or change would adversely affect such stockholders.

     10.4 Waiver.  Each of Union Oil, the Company and Sub and Titan may (i)
          ------
waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate or writing delivered pursuant hereto or (ii) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                                  ARTICLE XI

                    SURVIVAL MATTERS; CROSS INDEMNIFICATION

     11.1 Survival of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of the parties contained in this Agreement shall not survive the Closing.

     11.2 Survival of Covenants and Agreements.  The covenants and agreements of
          ------------------------------------
the parties to be performed after the Closing contained in this Agreement shall survive the Closing.

     11.3 Indemnification.
          ---------------

     (a) The Company shall defend, indemnify and hold harmless the Union Oil Indemnified Parties against any and all the Company Liabilities, whether or not the result of the sole or partial negligence or otherwise culpable conduct or fault of one or more of the Union Oil Indemnified Parties, including, without limitation, any such loss resulting from or caused in whole or in part by the Company Indemnified Parties' or their predecessors' violation of or failure to fulfill duties imposed by, or incurrence of liability under, any Environmental Laws. UNION OIL AND THE COMPANY AGREE THAT THE PROVISIONS OF THIS SECTION SHALL APPLY REGARDLESS OF WHETHER THE UNION OIL INDEMNIFIED PARTIES OR THEIR PREDECESSORS ARE OR WERE WHOLLY OR PARTIALLY OR CONCURRENTLY, ACTIVELY OR PASSIVELY, NEGLIGENT OR OTHERWISE AT FAULT, AND WHETHER OR NOT THE LOSSES ARISE OUT OF A THEORY OF NEGLIGENCE, NEGLIGENCE PER SE, TRESPASS, NUISANCE, STRICT LIABILITY, PRODUCTS LIABILITY, PREMISES LIABILITY, LIABILITY BASED ON STATUTE, LIABILITY BASED ON CONTRACT, OR ANY OTHER THEORY OF LIABILITY, AND REGARDLESS OF WHO ASSERTS THE LOSS, INCLUDING, WITHOUT LIMITATION, PRIVATE CITIZENS, PERSONS OR

ORGANIZATIONS, OR ANY FOREIGN, FEDERAL, STATE, MUNICIPAL OR LOCAL GOVERNMENT OR THEIR REPRESENTATIVES IN EACH CASE WITHOUT REGARD TO SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR OTHER FAULT OF THE UNION OIL INDEMNIFIED PARTIES.

     (b) Union Oil shall defend, indemnify and hold harmless the Company Indemnified Parties against any and all Union Oil Liabilities, whether or not the result of the sole or partial negligence or otherwise culpable conduct or fault of one or more of the Company Indemnified Parties. UNION OIL AND THE COMPANY AGREE THAT THE PROVISIONS OF THIS SECTION SHALL APPLY REGARDLESS OF WHETHER THE COMPANY INDEMNIFIED PARTIES OR THEIR PREDECESSORS ARE OR WERE WHOLLY OR PARTIALLY OR CONCURRENTLY, ACTIVELY OR PASSIVELY, NEGLIGENT OR OTHERWISE AT FAULT, AND WHETHER OR NOT THE LOSSES ARISE OUT OF A THEORY OF NEGLIGENCE, NEGLIGENCE PER SE, TRESPASS, NUISANCE, STRICT LIABILITY, PRODUCTS LIABILITY, PREMISES LIABILITY, LIABILITY BASED ON STATUTE, LIABILITY BASED ON CONTRACT, OR ANY OTHER THEORY OF LIABILITY, AND REGARDLESS OF WHO ASSERTS THE LOSS, INCLUDING, WITHOUT LIMITATION, PRIVATE CITIZENS, PERSONS OR ORGANIZATIONS, OR ANY FOREIGN, FEDERAL, STATE, MUNICIPAL OR LOCAL GOVERNMENT OR THEIR REPRESENTATIVES IN EACH CASE WITHOUT REGARD TO SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR OTHER FAULT OF THE COMPANY INDEMNIFIED PARTIES.

     (c) The Company, Union Oil and Titan acknowledge and agree that the provisions of this Section 11.3 and related provisions are the result of mutual compromise and an allocation of risk with respect to the subject matter of this Agreement. The provisions of this Section 11.3 and related provisions of this
Article XI shall be effective notwithstanding the knowledge or lack of knowledge of the Company, Union Oil or Titan with respect to the condition of the Assets or any actual or potential liability or obligation arising under Environmental Laws or relating to Hazardous Materials, known or unknown, contingent or otherwise. The Company, Union Oil and Titan further acknowledge and agree that the provisions of this Section 11.3 and related provisions of this Article XI have been given individual weight by them in connection with entering into this
Agreement.   The Company, Union Oil and Titan acknowledge and agree that the allocations of risk and responsibility contained in this Section 11.3 and related provisions are mutually intended by them to be given full effect.

     11.4 Indemnification Procedure.  Each person to be indemnified pursuant to
          -------------------------
this Article XI (an "Indemnified Party") agrees to give prompt notice to the indemnifying party of the assertion of any claim, or the commencement of any suit, action or proceeding, brought against or sought to be collected from such Indemnified Party (each a "Third Party Claim"), in respect of which indemnity may be sought by such Indemnified Party under this Article XI; provided that the omission so to promptly notify the indemnifying party with respect to a Third Party Claim brought against or sought to be collected from such Indemnified Party will not relieve the indemnifying party from any Liability that it may have to such Indemnified Party under this Article XI except to the extent that such failure has materially prejudiced such indemnifying party with respect to the defense of such Third Party Claim. If any Indemnified Party shall seek indemnity under this Article XI with respect to a Third Party Claim brought against or sought to be collected from such Indemnified Party, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, to assume and direct the defense and settlement thereof with counsel satisfactory to such Indemnified Party. After notice from the indemnifying party to an Indemnified Party of its election to assume and direct the defense and settlement of a Third Party Claim brought against or sought to be collected from such Indemnified Party that such indemnifying party is entitled to assume and direct under the terms hereof, the indemnifying party shall not be liable to such Indemnified Party under this Article XI for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless the Indemnifying Party and the Indemnified Party are both named parties to any such action, claim or demand and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them. Notwithstanding the foregoing provisions of this Section 11.4, the indemnifying party shall not (A) without the prior written consent of an Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is, or with reasonable foreseeability, could have been a party and indemnity could have been sought hereunder by such Indemnified Party for a Third Party Claim brought against or sought to be collected from such Indemnified Party, unless such settlement includes an unconditional release, in form and substance satisfactory to the Indemnified Party, of such Indemnified Party from all Liability arising out of such proceeding (provided that, whether or not such a release is required to be obtained, the indemnifying party shall remain liable to such Indemnified Party in accordance with this
Article XI in the event that a Third Party Claim is subsequently brought against or sought to be collected from such Indemnified Party) or (B) be liable for any settlement of any Third Party Claim brought against or sought to be collected from an Indemnified Party effected without such indemnifying party's written consent (which shall not be unreasonably withheld), but if settled with such indemnifying party's written consent, or if there is a final judgment for the plaintiff in any such Third Party Claim, such indemnifying party agrees (to the extent stated above) to indemnify the Indemnified Party from and against any loss, liability, claim, damage or expense by reason or such settlement or judgment. The indemnification required by this Article XI shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

     11.5 Insurance.
          ---------

     (a) Notwithstanding any provision to the contrary herein, an indemnifying party hereunder shall have no obligation for a liability or any part thereof sought to be indemnified by an Indemnified Party pursuant to this Article XI to the extent that the Indemnified Party has received payment from an insurer on account of such liability, which payment has not been offset through a matching deductible or premium adjustments made on account of such payment.

     (b) To the extent that an Indemnified Party may have insurance for a liability or any part thereof sought to be indemnified under this Article XI, until an insurer makes payment on account thereof, the parties shall proceed with indemnification under this Article XI as if the Indemnified Party is not covered by such insurance. An indemnifying party which has paid all or any part of an indemnification claim shall then be reimbursed by the Indemnified Party from insurance payment later received, if any, which payment has not been offset through a matching deductible or premium adjustments made on account of such payment.

     11.6 Definitions.  As used in this Article XI, each of the following terms
          -----------
has the meaning given it below:

          (a) "Company Indemnified Parties" shall mean the Company and its Subsidiaries and any officer, director, employee, agent or other representative thereof (individually, a "Company Indemnified Party").

          (b) "Company Liabilities" shall mean all Liabilities, known or unknown, absolute, accrued contingent or otherwise, to the extent (A) assumed by the Company pursuant to Section 2.1 or (B) directly or indirectly related to Titan or its subsidiaries or their assets, operations or businesses, in each case regardless of whether such Liabilities exist or arise before, at or after the Closing Date and in each case including all Liabilities attributable to damage to property, injury to or death of persons or other living things, natural resource damages, response, remediation restoration, investigation, monitoring, containment, cleanup, removal, closure, corrective action or other work of any kind or nature, abandonment expenses, violation of or non-compliance with environmental laws, the presence or release or threatened release of Hazardous Materials (any of the foregoing occurring or existing at any location), or the environmental condition of the property (including disposal of wastes on or from the property); provided, however, that the Excluded Liabilities shall not constitute Company Liabilities; provided further, that, notwithstanding any provision to the contrary herein, any Liability constituting an Expense or obligation for which the Company is liable under the terms of this Agreement shall constitute a Company Liability.

          (c) "Union Oil Indemnified Parties" shall mean Union Oil and its affiliates, other than the Company and its subsidiaries, and any officer, director, employee, agent or other representative thereof (individually, a "Union Oil Indemnified Party").

          (d) "Union Oil Liabilities" shall mean the Excluded Liabilities and all other Liabilities known or unknown, absolute, accrued, contingent or otherwise, arising out of or associated with the affairs or operations of Union Oil, its parent and any of its subsidiaries and which are not the Company Liabilities.

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1 Notices.  All notices, requests, demands and other communications
          -------
required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally, or sent by prepaid overnight delivery service, or sent telefax, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

          (a)  If to Titan:

               Titan Exploration, Inc.
               500 West Texas, Suite 200
               Midland, Texas
               Attention: Jack Hightower
               Telefax: 915-687-3863

          with a copy to:

               Thompson & Knight L.L.P.
               1700 Pacific Avenue, Suite 3300
               Dallas, Texas 75201
               Attention: Joe Dannenmaier
               Telefax: 214-969-1751

          (b)  If to Union Oil, the Company or Sub:

               c/o Mr. Phil Ballard
               Manager, Corporate Development
               Union Oil Company of California
               One Sugar Creek Place
               14141 Southwest Freeway
               Sugar Land, Texas 77478
               Telefax: (281) 287-5170

          with a copy to:

               Jay Cuclis, Esq. / David Stone, Esq.
               Vinson & Elkins
               2300 First City Tower
               1001 Fannin Tower
               Houston, Texas 77002
               Telefax: (713) 615-5141
          and another copy to:

               Union Oil Company of California
               2141 Rosecrans Avenue, Suite 4000
               El Segundo, California 90245
               Attn:  (1) General Counsel, and
                      (2) Vice President, Corporate Development
               Telefax: (310) 726-7819

     12.2 Entire Agreement.  This Agreement, together with the Ancillary
          ----------------
Agreements, the schedules, exhibits and other writings referred to herein or delivered pursuant hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     12.3 Binding Effect; Assignment; No Third Party Benefit.  This Agreement
          --------------------------------------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties. Except as provided in
Article I and Section 6.21, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Titan, the Company and Union Oil any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     12.4 Severability.  If any provision of this Agreement is held to be
          ------------
unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

     12.5 Governing Law.  This Agreement shall be governed by and construed and
          -------------
enforced in accordance with the laws of the State of Delaware.

     12.6 Descriptive Headings.  The descriptive headings herein are inserted
          --------------------
for convenience of reference only, do not constitute a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.

     12.7 Gender.  Pronouns in masculine, feminine and neuter genders shall be
          ------
construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     12.8 References.  All references in this Agreement to Articles, Sections
          ----------
and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include", "includes" and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation".

     12.9  Counterparts. This Agreement may be executed by the parties hereto in
           ------------
any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

     12.10 Specific Performance.  The parties hereto acknowledge and agree that
           --------------------
Titan would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its specific terms. It is accordingly agreed that Titan shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which Titan may be entitled under this Agreement or at law or in equity.

                                 ARTICLE XIII

                                  DEFINITIONS

     13.1  Certain Defined Terms.  As used in this Agreement, each of the
           ---------------------
following terms has the meaning given it below:

     "affiliate" shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person.

     "Applicable Law" shall mean any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified person or property is subject.

     "Arbitrating Firm" shall mean one of the "big five" independent public accounting firms (other than any such firm that audited the 1998 financial statements of Titan, Union Oil or the Company) selected by agreement of Union Oil and the Company or, if they cannot agree, chosen by lot by the Company from among the eligible firms.

     "Business Day" shall mean a day on which national banks are open for the transaction of business.

     "Commission" shall mean the Securities and Exchange Commission.

     "Encumbrances" shall mean liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

     "Environmental Laws" shall mean all federal, state and local laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, ground water, land surface or substance strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

     "Environmental Liabilities" shall mean all obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs (including attorney's fees and expenses) or penalties created by, related to, or arising out of any Environmental Law, whether accruing before or after the Closing Date.

     "Environmental Response Measures" shall mean any of the following, to the extent required to effectuate compliance with Applicable Environmental Laws:
the cost of investigation, remedial response obligations, removal response obligations, interim response obligations, ecological investigation obligations, natural resource damage remediation obligations, and obligations to comply with orders of any Governmental Entity.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934.

     "Governmental Entity" shall mean any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

     "Hazardous Materials" shall mean all substances defined as Hazardous Substances, Oil, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. (S) 300.5, or defined as such by, or regulated as such under, any Environmental Law, including without limitation, PCBs, mercury and NORM, or which otherwise may be the basis for any person (including, without limitation, any federal, state, local or foreign government, and natural persons) to require cleanup, removal, treatment or remediation.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "IRS" shall mean the Internal Revenue Service.

     "Liabilities" shall mean all losses, liabilities, claims, taxes, damages, costs (including costs of investigation) and expenses (including reasonable legal fees and expenses).

     "Lease" shall mean any oil and gas lease, oil, gas and mineral lease or similar interest.

     "Material Adverse Effect" shall mean with respect to any person any adverse change or adverse condition in or relating to the financial condition of such person and its subsidiaries that is material to such person and its subsidiaries taken as a whole; provided, however, that any prospective change or changes in the conditions listed above or relating to or resulting from (i) any change or changes in the prices of oil, gas, natural gas liquids or other hydrocarbon products or (ii) general economic conditions or local, regional, national or international industry conditions.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "Permits" shall mean licenses, permits, variances, exemptions, orders, franchises, approvals and other authorizations of or from Governmental Entities.

     "Permitted Encumbrances" shall mean:

          (a) any materialman's, mechanic's, repairman's, employee's, contractor's, operator's or other similar liens or charges for unpaid liquidated amounts arising in the ordinary course of business which are not yet due;

          (b)  liens for Taxes which are not yet due;

          (c) all lessors' royalties, overriding royalties, and other similar burdens which do not, with respect to Union Oil, the Company and the Assets, cause the representations set forth in Section 3.14 and, with respect to Titan and the Titan Subsidiaries, cause the representations in
     Section 4.14 to be untrue;

          (d) unitization and pooling designations, declarations, orders and agreements which do not, with respect to Union Oil, the Company and the Assets, cause the representations set forth in Section 3.14 and, with respect to Titan and the Titan Subsidiaries, cause the representations in
     Section 4.14 to be untrue; and

          (e) such other encumbrances as are not, either individually or in the aggregate, reasonably expected to have a Material Adverse Effect (i) on the Assets or the Business with respect to Union Oil, the Company and Sub and
     (ii) the assets of Titan and the Titan Subsidiaries with respect to Titan.

     "person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

     "Proceedings" shall mean all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

     "reasonable efforts" shall mean a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

     "Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in air, soil, surface water, groundwater or property.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Tax" shall mean any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any United States federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

     "Taxing Authority" shall mean any governmental authority responsible for the imposition of any Tax.

     "Tax Return" shall mean any return or report, including any related or supporting information, with respect to Taxes.

     "To the knowledge" of a person (or similar references to a person's knowledge) shall mean the actual knowledge of any of such person's officers, as such knowledge has been obtained in the normal conduct of the business of such person or its subsidiaries or in connection with the preparation of the Schedules to this Agreement and the furnishing of information as contemplated by this Agreement.

     "Transaction" means the Merger and the other transactions contemplated by this Agreement.

     "Treasury Regulations" shall mean one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

     13.2 Certain Additional Defined Terms.  In addition to such terms as are
          --------------------------------
defined in the opening paragraph of and the recitals to this Agreement and in
Section 12.1, the following terms are used in this Agreement as defined in the Sections set forth opposite such terms:

                    Defined Term                       Section Reference
                    ------------                       -----------------

          Acquisition Proposal                              6.2(a)
          Acquisition Proposal Interest                     6.2(a)
          Action                                            6.21(a)
          AFEs                                              3.20
          Agreement                                         Preamble
          AICPA Statement                                   7.10
          Ancillary Agreements                              6.23
          Arbitrating Firm                                  2.4(c)

                    Defined Term                       Section Reference
                    ------------                       -----------------

          Assets                                            2.2
          Assumed Option                                    1.12
          Audited Financial Statements                      3.6
          Business                                          Preamble
          Business Opportunities Agreement                  6.23(a)
          Cash Amount                                       2.4
          CEO                                               1.12
          Certificates                                      1.9(a)
          Closing                                           1.2
          Closing Date                                      1.2
          Code                                              Preamble
          Common Shares Trust                               1.13(b)
          Company                                           Preamble
          Company Acquisition Proposal                      6.3
          Company Common Stock                              Preamble
          Company Incentive Plan                            6.25
          Company Indemnified Party                         11.6(c)
          Company Liabilities                               11.6(d)
          Company Severance Agreements                      6.17
          Consent Required Asset                            2.5
          DGCL                                              1.1
          Effective Time                                    1.3
          Employees                                         6.12(a)
          Employment Arrangements                           6.12(a)
          Excess Shares                                     1.13(a)
          Exchange Agent                                    1.9(a)
          Exchange Ratio                                    1.7(a)
          Excluded Assets                                   2.3
          Excluded Liabilities                              2.1
          Executive Letter Agreement                        6.17
          Expenses                                          6.11
          Final Determination                               9.3(d)
          Financial Statements                              3.6
          Fractional Shares                                 1.13
          GAAP                                              2.1
          Voting Agreement                                  6.23
          Indemnified Party                                 11.4
          Indemnified Person(s)                             6.21(a)
          Latest Balance Sheet                              3.6
          Merger                                            Preamble
          Merger Consideration                              1.7
          Non-Dilution Agreement                            6.23(b)
          Properties                                        2.2

                    Defined Term                       Section Reference
                    ------------                       -----------------

          Proxy Statement/Prospectus                        6.4(b)
          Records                                           6.1(c)
          Registration Rights Agreement                     6.23(c)
          Registration Statement                            6.4(d)
          Severance Benefits                                6.12(a)
          Special Meeting                                   6.4(a)
          Stepped-up Basis                                  9.3(e)
          Stockholder Approval                              4.3
          Stockholder Voting Agreement                      6.23
          Sub                                               Preamble
          Superior Proposal                                 6.2(c)
          Surviving Corporation                             1.1
          Tax Benefit                                       9.3(b)
          Tax Opinion                                       8.11
          Third Party Claim                                 11.4
          Titan Basic Documents                             4.18
          Titan Commission Filings                          4.5(a)
          Titan Common Stock                                9.3(b)
          Titan Disclosure Letter                           4.1
          Titan Employee Option                             1.12
          Titan Engagement Letter                           4.22
          Titan Options                                     4.2(b)
          Titan Rights                                      4.2(a)
          Titan Rights Agreement                            4.2(a)
          Titan Subsidiaries                                4.1
          Unaudited Financial Statements                    3.6
          Union Oil                                         Preamble
          Union Oil Basic Documents                         3.18
          Union Oil DB Plans                                6.12(d)
          Union Oil DC Plans                                6.12(c)
          Union Oil Disclosure Letter                       3.1
          Union Oil Indemnified Party                       11.6(a)
          Union Oil Liabilities                             11.6(b)
          Union Oil Tax Opinion                             7.11

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representative thereunto duly authorized, all as of the date first above written.


                                        UNION OIL COMPANY OF CALIFORNIA



                                        By: /s/ Timothy H. Ling
                                            --------------------
                                            Timothy H. Ling
                                            Chief Financial Officer and
                                            Executive Vice President,
                                            North American Energy Operations


                                        TITAN RESOURCES HOLDINGS, INC.



                                        By: /s/ Phillip Ballard
                                            -------------------
                                            Phillip Ballard
                                            Vice President

                                        TRH, INC.


                                        By: /s/ Phillip Ballard
                                            --------------------
                                            Phillip Ballard
                                            Vice President

                                        TITAN EXPLORATION, INC.


                                        By: /s/ Jack D. Hightower
                                            ---------------------
                                            Jack D. Hightower
                                            Chief Executive Officer and
                                            President